Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIGGLE INC.,

VIGGLE MERGER SUB III INC.,

CHOOSE DIGITAL INC.,

THE SELLER PARTIES LISTED ON EXHIBIT A-1 HERETO

and

AMOSSYKLEIN FAMILY HOLDINGS, LLLP
(in its capacity as the Stockholders’ Agent)

Dated as of June 24, 2014

{28489228;23}
NY 243739780v11

TABLE OF CONTENTS
Page
1.DESCRIPTION OF TRANSACTION    2
1.1Merger of the Merger Sub into Company    2
1.2Effect of the Merger    2
1.3Closing; Effective Time    2
1.4Organizational Documents; Directors and Officers    3
1.5Treatment of Company Capital Stock and Company Options    3
1.6Delivery of Closing Merger Consideration    5
1.7Pre-Closing and Post-Closing Net Working Capital Adjustments of Consideration    5
1.8Top-Up Payment    8
1.9Payment of Transaction Expenses    8
1.10Dissenting Shares    9
1.11Exchange of Certificates    10
2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY    12
2.1Due Organization; No Subsidiaries; Etc.    12
2.2Charter Documents; Records    12
2.3Capitalization    13
2.4Financial Statements and Related Information    15
2.5Certain Liabilities    15
2.6Absence of Changes    16

2.7Title to Assets    18
2.8Bank Accounts    18
2.9Equipment; Real Property    18
2.10Intellectual Property    19
2.11Contracts    27
2.12Compliance with Legal Requirements    29
2.13Governmental Authorizations    29
2.14Tax Matters    29
2.15Employee and Labor Matters; Benefit Plans    31
2.16Environmental Matters    35
2.17Insurance    36
2.18Related Party Transactions    36
2.19Legal Proceedings; Orders    36
2.20Authority; Binding Nature of Agreement    37
2.21Non-Contravention; Consents    37
2.22Vote Required    38
2.23Brokers    39
2.24Content Agreements    39
2.25Disclaimer of Other Representations and Warranties; Knowledge    40
3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    40
3.1Due Organization    41
3.2Non-Contravention; Consents    41

2

3.3Authority; Binding Nature of Agreement    42
3.4Legal Proceedings    42
3.5SEC Filings; Financial Statements    43
3.6Capitalization of Parent    44
3.7Capitalization of Merger Sub    44
3.8Valid Issuance    45
3.9NASDAQ Listing    45
3.10Operations of Merger Sub    45
3.11Consent Required    45
3.12Broker’s Fees    45
3.13Disclaimer of Other Representations and Warranties; Knowledge    45
4.CERTAIN COVENANTS    46
4.1Directors’ and Officers’ Indemnification and Insurance.    46
4.2Further Action    48
4.3Public Announcements    48
4.4Parent SEC Documents    48
4.5Rule 144 Reporting    49
4.6Piggyback Registration Rights    50
5.INDEMNIFICATION    52
5.1Survival of Representations, Etc.    52
5.2Indemnification    53

3

5.3Limitations    55
5.4No Contribution    56
5.5Claims Procedures    57
5.6Defense of Third-Party Claims    58
5.7Remedies Exclusive; Sole Recourse    62
6.ESCROW    62
6.1Establishment of Escrow    62
6.2Release of Escrow Amount    62
6.3Indemnification of Escrow Agent    63
7.CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB    64
7.1Representations and Warranties    64
7.2Covenants and Agreements    64
7.3Officer’s Certificate    64
7.4Legal Prohibition    64
7.5Necessary Consents    64
7.6Executed Joinder Agreements    64
7.7Executed Lock-Up Agreements    65
7.8Company Approvals    65
7.9Company Financial Statements    65
7.10Good Standing    65
7.11Encumbrances    65

4

7.12FIRPTA Certificate    65
7.13Allocation Spreadsheet    65
8.CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY    65
8.1Representations and Warranties    65
8.2Covenants and Agreements    66
8.3Officer’s Certificate    66
8.4Legal Prohibition    66
9.TAX MATTERS    66
9.1Tax Covenants    66
9.2Tax Audits and Contests; Cooperation    66
9.3Preparation of Tax Returns and Payment of Taxes    67
9.4Conveyance Taxes    67
9.5Parachute Payments    68
9.6Reorganization    68
10.MISCELLANEOUS    68
10.1Stockholders’ Agent    68
10.2Further Assurances; Limitations    70
10.3Fees and Expenses    70
10.4Attorneys’ Fees    70
10.5Notices    70
10.6Headings    72

5

10.7Counterparts and Exchanges by Electronic Transmission or Facsimile    72
10.8Governing Law; Dispute Resolution    72
10.9Successors and Assigns    72
10.10Specific Performance    73
10.11Waiver    73
10.12WAIVER OF JURY TRIAL    73
10.13Amendments    73
10.14Severability    74
10.15Parties-in-Interest    74
10.16Entire Agreement    74
10.17Construction    74

6

LIST OF EXHIBITS AND SCHEDULES
ANNEXES
Annex I    Certain Definitions
EXHIBITS
Exhibit A-1    Seller Parties
Exhibit A-2    Stockholders
Exhibit B    Underwriters’ Lockup Agreement
Exhibit C-1    Form of Stockholder Joinder Agreement
Exhibit C-2    Form of Note Holder Joinder Agreement
Exhibit D    Transaction Expenses
Exhibit E    Note Holder Payments
Exhibit F    Consents Required
Exhibit G    Per Share Consideration
Exhibit H    Sample Net Working Capital Calculation
SCHEDULES
Disclosure Schedule
Parent Disclosure Schedule

7

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 24, 2014, by and among VIGGLE INC., a Delaware corporation (“Parent”), VIGGLE MERGER SUB III INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), CHOOSE DIGITAL INC., a Delaware corporation (the “Company”), and, solely with respect to Articles 1, 5 and 6 and Section 10.1, the Persons listed on Exhibit A-1 (each, a “Seller Party”, and collectively, the “Seller Parties”) and AMOSSYKLEIN FAMILY HOLDINGS, LLLP, a Florida limited liability limited partnership, solely in its capacity as the Stockholders’ Agent as agent for and on behalf of the Stockholders of the Company. Certain other capitalized terms used in this Agreement are defined in Annex I.
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has determined that the Merger is consistent with, and in the best interests of the Company and its stockholders, and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that the stockholders of the Company approve and adopt this Agreement and the Merger;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent, and in the best interests of Parent and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability;
WHEREAS, the Board of Directors of Merger Sub (i) has determined that the Merger is in the best interests of Merger Sub and its sole stockholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and declared its advisability and (ii) has recommended that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the Merger;
WHEREAS, immediately following the execution and delivery of this Agreement, Merger Sub shall have delivered to the Company Parent’s written consent approving and adopting this Agreement, in its capacity as sole stockholder of Merger Sub, in accordance with the requirements of the DGCL;
WHEREAS, as of the date hereof, the Persons listed on Exhibit A-2 own in the aggregate 100% of the issued and outstanding: (i) shares of Common Stock, par value $0.0001 per share, of the Company (“Company Common Stock”), (ii) shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (“Company Series A Preferred Stock”), (iii) shares of Series B

Preferred Stock, par value $0.0001 per share, of the Company (“Company Series B Preferred Stock”), (iv) shares of Series C Preferred Stock, par value $0.0001 per share, of the Company (“Company Series C Preferred Stock”), and together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the “Company Preferred Stock”), in each case in such amounts as are set forth opposite each Person’s name on Exhibit A-2, which Company Common Stock and Company Preferred Stock constitute all of the issued and outstanding Company Capital Stock, and securities exercisable for or convertible into Company Preferred Stock, as of the date of this Agreement;
WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and certain of the stockholders and note holders of the Company and of Parent shall execute and deliver, concurrently with the Closing, an underwriters’ lockup agreement substantially in the form attached as Exhibit B (the “Underwriters’ Lockup Agreement”); and
WHEREAS, in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, Parent and certain of the stockholders and note holders of the Company and of Parent shall execute and deliver, concurrently with the Closing, a joinder agreement, substantially in the forms attached as Exhibit C-1 (the “Stockholder Joinder Agreement”) and as Exhibit C-2 (the “Note Holder Joinder Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1.DESCRIPTION OF TRANSACTION
1.1    Merger of the Merger Sub into Company. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) the Merger Sub shall be merged with and into Company, (ii) the separate existence of the Merger Sub shall cease and (iii) the Company shall be the Surviving Corporation of the Merger and shall continue its legal existence under the DGCL.
1.2    Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.
1.3    Closing; Effective Time. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Akerman LLP, One Southeast Third Avenue, 25th Floor, Miami, FL 33131, unless another place is agreed to in writing by the parties hereto, on the date on which all of the conditions to the Closing set forth in Article 6.3 and Article 7.13 shall have been satisfied or waived (other than conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date, time and place as the Company and Parent may mutually agree in writing (the “Closing Date”). Contemporaneously with or promptly as practicable after the Closing, the Company and Merger Sub shall cause a properly executed certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the date and time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).
1.4    Organizational Documents; Directors and Officers.
(a)    At and after the Effective Time:
(i)    the certificate of incorporation of the Merger Sub shall be the certificate of incorporation of the Company as in effect immediately prior to the Effective Time until thereafter amended as provided and in accordance with applicable Legal Requirements; and
(ii)    the bylaws of the Merger Sub shall be the bylaws of the Company as in effect immediately prior to the Effective Time until thereafter amended as provided and in accordance with applicable Legal Requirements.
(b)    The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent.
1.5    Treatment of Company Capital Stock and Company Options

(a)    Conversion of Company Capital Stock. Subject to Sections 1.10, 1.11 and 3.9, as of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:
(i)    the Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (“Disregarded Shares”), if any, shall be canceled without payment of any consideration with respect thereto;
(ii)    the Company Common Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares (as defined below)) shall be converted into the right to receive from Parent (A) a number of shares of Parent Common Stock equal to the applicable Common Per Share Stock Consideration (including any shares of Parent Common Stock to be held in the Escrow Account as part of the Escrow Amount), plus (B) the Pro Rata Portion of the Top-Up Payment; provided, however, that the Merger Consideration payable by Parent pursuant to this Section 1.5(a)(ii) shall be adjusted by each share of Company Common Stock’s Pro Rata Portion of the Aggregate Merger Consideration Adjustments, as set forth in Section 1.5(b);
(iii)    the Company Series A Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) a number of shares of Parent Common Stock equal to the applicable Series A Preferred Per Share Stock Consideration (including any shares of Parent Common Stock to be held in the Escrow Account as part of the Escrow Amount), plus (B) the Pro Rata Portion of the Top-Up Payment; provided, however, that the Merger Consideration payable by Parent pursuant to this Section 1.5(a)(iii) shall be adjusted by each share of Company Series A Preferred Stock’s Pro Rata Portion of the Aggregate Merger Consideration Adjustments, as set forth in Section 1.5(b);
(iv)    the Company Series B Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) a number of shares of Parent Common Stock equal to the applicable Series B Preferred Per Share Stock Consideration (including any shares of Parent Common Stock to be held in the Escrow Account as part of the Escrow Amount), plus (B) the Pro Rata Portion of the Top-Up Payment; provided, however, that the Merger Consideration payable by Parent pursuant to this Section 1.5(a)(iv) shall be adjusted by each share of Company Series B Preferred Stock’s Pro Rata Portion of the Aggregate Merger Consideration Adjustments, as set forth in Section 1.5(b); and
(v)    the Company Series C Preferred Stock outstanding immediately prior to the Effective Time (other than Disregarded Shares and Dissenting Shares) shall be converted into the right to receive from Parent (A) a number of shares of Parent Common Stock equal to the applicable Series C Preferred Per Share Stock Consideration (including any shares of Parent Common Stock to be held in the Escrow Account as part of the Escrow Amount), plus (B) the Pro Rata Portion of the Top-Up Payment; provided, however, that the Merger Consideration payable by Parent pursuant to this Section 1.5(a)(v) shall be adjusted by each share of Company Series C Preferred Stock’s Pro Rata Portion of the Aggregate Merger Consideration Adjustments, as set forth in Section 1.5(b).
(b)     Aggregate Merger Consideration Adjustments. The Merger Consideration shall be subject to each of the adjustments set forth below (collectively, the “Aggregate Merger Consideration Adjustments”) at the following times:
(i)    In accordance with and subject to Section 1.7, the Aggregate Stock Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be (A) increased or decreased by the Adjustment Amount pursuant to the Pre-Closing Statement at the Closing and (B) increased or decreased on the Final Adjustment Date by the Difference.
(ii)    In accordance with and subject to Article 6, the shares of Parent Common Stock constituting the Escrow Amount and held in the Escrow Account shall be reduced to satisfy the Eligible Stockholders' and Note Holders indemnification obligations to Parent and Merger Sub hereunder from time to time in accordance with Articles 5 and 6.
(c)    Treatment of Merger Sub Stock. By virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub, each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be one (1) share of the common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub stock will evidence ownership of such shares of common stock of the Surviving Corporation.
(d)    Treatment of Company Options. All Company Options that are issued and outstanding immediately prior to the Effective Time will terminate at the Effective Time without any further action by the holder thereof in accordance with the terms of the Company Option Plan or any stock option grant agreements, as applicable, without payment of any consideration payable with respect thereto.
1.6    Delivery of Closing Merger Consideration.
(a)    The Merger Consideration, as adjusted pursuant to Section 1.5(b), shall be delivered at the following times:
(iii)    shares of Parent Common Stock constituting a portion of the Aggregate Stock Consideration, as determined pursuant to Section 1.5, shall be exchanged for each share of Company Capital Stock immediately following the surrender of the certificate representing such share of Company Capital Stock or an indemnification agreement with respect thereto in accordance with Section 1.11; and
(iv)    the Escrow Amount shall be delivered to the Escrow Agent pursuant to Article 6 promptly after the Effective Time, and to the extent not used to satisfy the Eligible Stockholders’ indemnification obligations to Parent and Merger Sub hereunder, shall be released to the holders of Company Capital Stock from time to time in accordance with Articles 5 and 6.
(b)    Prior to the Closing Date, the Company will deliver to Parent a schedule, certified by the chief executive officer of the Company, setting forth (i) the identity of each Note Holder and holder of shares of Company Capital Stock, and the amounts and classes of securities held by it, if any, (ii) the portion of the aggregate Merger Consideration and Note Holder Payment payable to such Person and its corresponding Pro Rata Portions, (iii) details regarding the components of the portion of the Merger Consideration and Note Holder Payment allocable to each of the securities held by such Person, (iv) the name and mailing address of record to which shares of Parent Common Stock are to be issued and cash paid (the “Allocation Spreadsheet”).
1.7    Pre-Closing and Post-Closing Net Working Capital Adjustments of Consideration. The Merger Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be subject to adjustment at and after the Closing as specified in this Section 1.7:
(a)    Pre-Closing Statement.
(i)    Not fewer than one (1) Business Day prior to the anticipated Closing Date, the Company and the Seller Parties shall deliver to the Parent and Merger Sub a certificate (the “Pre-Closing Statement”) setting forth the Company and the Seller Parties’ good faith estimates of the Net Working Capital and the amount, if any, by which the estimated Net Working Capital set forth in the Pre-Closing Statement is more or less than the Working Capital Target (the “Adjustment Amount”), together with supporting documentation for such estimates and any additional information reasonably requested by Parent. The Pre-Closing Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent.
(ii)    If the estimated Net Working Capital set forth in the Pre-Closing Statement is less than the Working Capital Target, then the Merger Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be reduced by an amount equal to the Adjustment Amount; and if the estimated Net Working Capital set forth in the Pre-Closing Statement is greater than the Working Capital Target, then the Merger Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be increased by an amount equal to the Adjustment Amount; provided, however, that no downward or upward adjustment to the Merger Consideration and the Closing Note Holder Payments pursuant to this Section 1.7(a) shall be required unless the Adjustment Amount exceeds five percent (5%) of the Working Capital Target or one hundred thousand dollars ($100,000), whichever is greater. Any downward or upward adjustment to the Merger Consideration and the Closing Note Holder Payments under this Section 1.7(a) shall be effected by Parent cancelling or issuing, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Adjustment Amount divided by the Per Share Price.

(b)    Closing Statement. Within 45 days following the Closing Date, Parent shall prepare and deliver to the Stockholders’ Agent a certificate (the “Closing Statement”) setting forth Parent’s determination of Net Working Capital, determined in accordance with the Balance Sheet Rules. Following delivery of the Closing Statement, Parent shall provide the Stockholders’ Agent with any supporting documentation for the Closing Statement that the Stockholders’ Agent may reasonably request and the Parent shall use commercially reasonable efforts as practicable to respond promptly, in good faith and as fully and accurately as is reasonably possible to inquiries from the Stockholders’ Agent related to such review. The Parent will provide reasonable access to the books and records of the Company electronically, and shall transmit financial statements, general journals and trial balances of the Company and its subsidiaries in formats such as Excel spreadsheets, or searchable Word or pdf documents. If the Parent does not deliver a Closing Statement within such 30-day period, then the Pre-Closing Statement shall become final and binding upon all parties.
(c)    Dispute Resolution. Within 30 days after the Stockholders’ Agent receipt of the Closing Statement, the Stockholders’ Agent shall deliver to the Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted. If the Stockholders’ Agent does not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties. If the Stockholders’ Agent does deliver an Objections Statement within such 30-day period, then the Stockholders’ Agent and the Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”). After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties. If the Parent and the Stockholders’ Agent are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 15 days after its appointment (or such longer period as the Parent and the Stockholders’ Agent may agree). The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Parent and the Stockholders’ Agent, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.
(d)    Fees and Expenses of Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be borne by either the Parent or the Eligible Stockholders as follows: (i) if the Accounting Firm determines that the Net Working Capital is nearer to the Net Working Capital determined by the Stockholders’ Agent than to the Net Working Capital determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Net Working Capital is nearer to the Net Working Capital determined by Parent than to the Net Working Capital determined by the Stockholders’ Agent, then the Eligible Stockholders shall bear the fees, costs and expenses of the Accounting Firm.

(e)    Final Adjustment Amounts. The post-closing adjustment shall be an amount equal to the Net Working Capital as set forth in the final Closing Statement minus (i) the Net Working Capital as set forth in the Pre-Closing Statement, in the event the Merger Consideration and the Closing Note Holder Payments were adjusted by the Adjustment Amount pursuant to Section 1.7(a), or (ii) the Working Capital Target, in the event the Merger Consideration and the Closing Note Holder Payments were not adjusted by the Adjustment Amount pursuant to Section 1.7(a) (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, then the Merger Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be reduced by an amount equal to the absolute value of the Post-Closing Adjustment (the “Difference”); if the Post-Closing Adjustment is a positive number, then the Merger Consideration and the Closing Note Holder Payments, in accordance with the respective aggregate Pro Rata Portions of the Eligible Stockholders and the Note Holders, shall be increased by an amount equal to the Difference; provided, however, that no downward or upward adjustment to the Merger Consideration and the Closing Note Holder Payments under this Section 1.7(e) shall be required unless the Difference exceeds five percent (5%) of the Working Capital Target or one hundred thousand dollars ($100,000), whichever is greater. Any downward or upward adjustment to the Merger Consideration and the Closing Note Holder Payments, under this Section 1.7(e) shall be effected by Parent instructing its transfer agent to cancel or issue, as applicable, a number of fully paid non-assessable shares of Parent Common Stock equal to the Difference divided by the Per Share Price.
1.8    Top-Up Payment. If the Anniversary Date Dollar Value is less than the Target Dollar Value, then, within five Business Days after the first anniversary of the Closing Date, Parent shall pay to the Eligible Stockholders and the Note Holders their respective Pro Rata Portions of Top-Up Payment. Notwithstanding anything to the contrary contained in the Merger Agreement (including without limitation the provisions of Section 5.3(c)), the Parent’s obligation to make the Top-Up Payment (a) shall be irrevocable and unconditional and shall not be subject to any offset or deduction by the Parent, and (b) shall, along with any attorneys' fees and other amounts incurred on behalf of any party in connection with seeking collection of such amount, if required, be payable only in cash.
1.9    Payment of Transaction Expenses.
(a)    Cash Transaction Expenses. The parties acknowledge and agree that the Cash Transaction Expenses shall be paid directly by Parent to the Persons owed the transaction expenses identified on Exhibit D at Closing (collectively, the “Transaction Expenses”) and shall be in addition to any other amount payable to the Eligible Stockholders or Note Holders herein.
(b)    Note Holder Payments. In furtherance and not in limitation of the foregoing, the parties acknowledge and agree that Parent shall issue to each Note Holder identified on Exhibit E, (i) a number of fully paid non-assessable shares of Parent Common Stock equal to the amounts equal to such “Closing Payment” identified next to such Note Holder’s name on Exhibit E (collectively, the “Closing Note Holder Payments”); provided, however, that the Closing Note Holder Payments payable by Parent pursuant to this Section 1.5(a)(iii) shall be adjusted by each Note Holder’s Pro Rata Portion of the Aggregate Merger Consideration Adjustments, as set forth in Section 1.5(b) plus (ii) a number of shares of Parent Common Stock equal to the Note Holder’s Pro Rata Portion of the Escrow Amount (collectively, the “Note Holder Escrow Amount” and, together with the Closing Note Holder Payments, the “Note Holder Payments”). Subject to Section 3.9, the Note Holder Payments shall be delivered at the following times:
(i)    Each Closing Note Holder Payment shall be delivered following the surrender of the original note or an indemnification agreement with respect thereto, in a form reasonably acceptable to Parent, and the delivery of a Note Holder Joinder Agreement in the form set forth on Exhibit C-2; and
(ii)    the Note Holder Escrow Amount shall be delivered to the Escrow Agent pursuant to Article 6 promptly after the Effective Time, and to the extent not used to satisfy the Note Holders’ indemnification obligations to Parent and Merger Sub hereunder, shall be released to the Note Holders from time to time in accordance with Articles 5 and 6.
1.10    Dissenting Shares.
(a)    Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be canceled and shall cease to exist and shall represent the right only to receive such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Eligible Stockholders shall not be entitled to any portion thereof.
(b)    Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.10(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, as and when payable pursuant to this Agreement.
(c)    Notice of Dissenting Shares. The Surviving Corporation or Parent, as the case may be, shall give the Stockholders’ Agent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Surviving Corporation or Parent, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Surviving Corporation or Parent; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal, provided that the Surviving Corporation and Parent shall have the right to direct all such negotiations and proceedings. Neither the Surviving Corporation nor Parent shall, except with the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands in each case for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such shares of Company Capital Stock and other than by operation of law or pursuant to a final order of a court of competent jurisdiction. The Stockholders’ Agent shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.
1.11    Exchange of Certificates.
(a)    Letter of Transmittal – Capital Stock. Not later than five (5) business days following the Effective Time, Parent shall mail, or cause to be mailed, to each record holder of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal to be mutually agreed to by Parent and the Company (which shall specify that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to Parent, and a provision whereby such holder agrees to be bound by the provisions of Articles  5 and 6 and Section 10.1, including, without limitation, an acknowledgement that the Stockholders’ Agent has signed the Stockholders’ Agreement on behalf of the Eligible Stockholders, and an agreement to be bound by the terms thereof) (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration payable with respect to such Company Capital Stock. Upon the surrender to Parent of a Company Stock Certificate (or an indemnity agreement as described in Section 1.11(d)), together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to this Agreement, and the Company Stock Certificate so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby. Parent shall have the option of appointing an exchange agent approved by the Stockholders’ Agent, which approval shall not be unreasonably withheld or delayed, to carry out the provisions of this Section 1.11.
(b)    Payments to Others. If payment or issuance of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to this Agreement is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

(c)    Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable with respect to such shares as provided for in this Article 1. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.
(d)    Lost Certificates. In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 1.5 shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonable indemnity agreement providing for indemnity against any claim that may be made against Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.
(e)    Dividends. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate or, if such Company Stock Certificate is lost or stolen, such holder delivers the indemnity agreement referred to in paragraph (d) above, in accordance with this Section 1.11 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws and subject to Section 1.11(g), to receive all such dividends and distributions).
(f)    Cash in Lieu of Fractional Shares. No fractional shares of Parent Common Stock shall be issued, no certificates for any such fractional shares shall be issued and no cash payment in lieu of any fractional share shall be paid to any holder in connection with the Merger. Any fraction of a share of Parent Common Stock shall be rounded up to the nearest whole number.
(g)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by holders of shares of Company Capital Stock and/or Company Options at such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.
(h)    Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or issuable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or similar Legal

Requirement or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Bodies, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Each Seller Party shall furnish to Parent a properly completed and signed IRS Form W-9 certifying that the taxpayer identification number shown on such form is accurate, that it is a US person and that it is not subject to back-up withholding.
2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company concurrently with the execution of this Agreement to Parent and Merger Sub (the “Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
2.1    Due Organization; No Subsidiaries; Etc.
(a)    Organization. The Company has been duly organized, and is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Company Material Contracts and Content Agreements.
(b)    Qualification. The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Company Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Company is qualified to do business as a foreign corporation.
(c)    Directors and Officers. Part 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the Company Board; (ii) the names of the members of each committee of the Company Board; and (iii) the names and titles of the officers of the Company.
(d)    No Subsidiaries. The Company has not ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Except as set forth on Part 2.1(d) of the Disclosure Schedule, the Company has not guaranteed and is not responsible or liable for any obligation of any Entity.
2.2    Charter Documents; Records. The Company has made available to Parent or its Representatives accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company (the “Charter Documents”); and (b) the

minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and the board of directors of the Company (including all predecessors and subsidiaries). The Company is not in material violation of any of its Charter Documents.
2.3    Capitalization.
(c)    Outstanding Securities. The authorized capital stock of the Company as of the date of this Agreement consists of: (i) 10,500,000 shares of Company Common Stock, of which 374,799 shares are issued and outstanding; and (ii) 1,000,000 shares of Company Preferred Stock, of which: (A) 53,053 shares are designated as Series A Preferred Stock, all of which are issued and outstanding; (B) 555,000 shares are designated as Series B Preferred Stock, 551,544 shares of which are issued and outstanding; and (C) 94,000 shares are designated as Series C Preferred Stock, 93,343 shares of which are issued and outstanding. There are no shares of capital stock held in the Company’s treasury. Except as set forth in Part 2.3(a)of the Disclosure Schedule, the Company has never declared or paid any dividends on any shares of Company Capital Stock. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.
(d)    Company Options; Restricted Stock. The Company has reserved 125,254 shares of Company Common Stock for issuance under the Company Option Plan, of which options to purchase 54,332 shares of Company Common Stock are currently outstanding and no shares of Company Common Stock have been issued upon the exercise of Company Options granted by the Company under the Company Option Plan and no shares of restricted Company Common Stock have been awarded under the Company Option Plan as of the date of this Agreement. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement and each Company Restricted Stock Award: (i) the name of the holder of such Company Option or Company Restricted Stock Award; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Restricted Stock Award and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable or with respect to which such Company Restricted Stock Award is fully vested; (iii) the date on which such Company Option or Company Restricted Stock Award was granted and the term thereof; (iv) the vesting schedule for such Company Option or Company Restricted Stock Award and whether the vesting thereof shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price, purchase price or similar pricing per share of such Company Option or Company Restricted Stock Award; and (vi) with respect to Company Options, the date on which such Company Option expires. Each grant of a Company Option and each Company Restricted Stock Award was duly authorized no later than the date on which the grant of such Company Option or Company Restricted Stock Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, each such grant was made in accordance with the terms of the Company Option Plan and the per share exercise price of each Company Option was no less than the fair market value of a share of Company Common Stock, as determined in good faith reliance on a reasonable valuation method, on the applicable Grant Date. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Option or Company Restricted Stock Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).
(e)    No Other Securities. Except as set forth in Part 2.3(a), 2.3(b) or 2.3(c) of the Disclosure Schedule, and except for the conversion rights associated with the Company Preferred Stock, the rights created under the Company Stockholder Agreements, and as provided by the terms of the Company Option Plan or applicable stock grant or option agreements, there are no outstanding repurchase options, forfeiture provisions or restrictions on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). There is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or by its terms may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of any of such shares) or other securities of the Company; or (iii) Contract under which the Company is or may by its terms become obligated to sell or otherwise issue or repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other securities, including any promise or commitment to grant Company Options or other securities of the Company to an employee of or other service provider to the Company. Other than the Company Restricted Stock Awards, there are no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of Company Capital Stock. No bonds, debentures, notes or other indebtedness issued by the Company (x) having the right to vote on any matters on which holders of Company Capital Stock may vote (or which is convertible into, or exchangeable for, securities having such right), or (y) the value of which is directly based upon or derived from the Company Capital Stock are issued or outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of Company Capital Stock.
(f)    Legal Issuance. All outstanding shares of Company Capital Stock and all outstanding Company Options and Company Restricted Stock Awards were issued in compliance in all material respects with: (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such shares of Company Capital Stock identified in Part 2.11(a)(xi) of the Disclosure Schedule. None of the shares of Company Capital Stock, Company Options or Company Restricted Stock Awards were issued in violation of any agreement, arrangement or commitment to which the Company or any of its shareholders is a party or is subject to or in violation of any preemptive or similar rights of any Person. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Part 2.3(d) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of the Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(g)    Repurchased Shares. Part 2.3(e) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company (other than repurchases from employees of the Company pursuant to customary repurchase rights in the ordinary course of business or pursuant to transactions in accordance with the Company Option Plan): (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company. All shares of capital stock of the Company ever repurchased or redeemed by the Company were repurchased or redeemed in material compliance with: (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in the Contracts applicable to such repurchased or redeemed shares identified in Part 2.11(a)(xi) of the Disclosure Schedule.
2.4    Financial Statements and Related Information.
(e)    Delivery of Financial Statements. The Company has delivered or, prior to the Closing Date will deliver to Parent or its Representatives true and complete copies of the following financial statements, including any notes and schedules thereto, in the form agreed by the Parties prior to the date hereof (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Company and the related consolidated statements of income and expenses, stockholders’ or members’ equity, and cash flows of the Company for each of the fiscal years ended as of December 31, 2013 and, December 31, 2012, together with all related notes and schedules thereto and (ii) the unaudited balance sheets and the related consolidated statements of income and expenses, stockholders’ or members’ equity, as applicable, and cash flows of the Company for the year-to-date period ended on March 31, 2014 and for the corresponding year-to-date period of the prior year, together with all related notes and schedules thereto (the “Unaudited Interim Balance Sheet” and such date, the “Unaudited Interim Balance Sheet Date”).
(f)    Fair Presentation. The Company Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except (i) as may be indicated in the notes thereto, (ii) that the Company Financial Statements do not contain footnotes, and (iii) that the financial statements referred to in Section 2.4(a)(ii) are subject to normal and recurring year-end adjustments.
2.5    Certain Liabilities.
(c)    No Liabilities. The Company has no accrued, contingent or other material Liabilities, except for: (i) Liabilities identified as such and adequately reflected or reserved against in the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and materially consistent with the Company’s past practices and which are not, individually or in the aggregate, material in amount; (iii) Liabilities under the Company Material

Contracts and Content Agreements that have been incurred by the Company since the Unaudited Interim Balance Sheet Date in the ordinary course of business and materially consistent with the Company’s past practices and which are not, individually or in the aggregate, material in amount; and (iv) Liabilities identified in Part 2.5(a) of the Disclosure Schedule.
(d)    Indebtedness; Accounts Payable. Part 2.5(b) of the Disclosure Schedule sets forth: (i) each account payable of the Company in excess of $10,000 as of the date of this Agreement; and (ii) each outstanding note payable of the Company or other Indebtedness of the Company as of the date of this Agreement.
(e)    No “Off-Balance Sheet” Arrangements. Neither the Company has ever effected or otherwise been a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act). Without limiting the generality of the foregoing, the Company has not ever guaranteed any debt or other obligation of any other Person.
(f)    Change of Control Fees. The Transaction Expenses contemplated in Section 1.9 are the only fees of the Company triggered by the transactions contemplated hereby.
2.6    Absence of Changes. Except as expressly contemplated by this Agreement or set forth in Part 2.6 of the Disclosure Schedule, since December 31, 2013:
(f)    there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;
(g)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s material assets (whether or not covered by insurance); and
(h)    the Company has not taken any of the following actions:
(i)    canceled any of its respective insurance policies identified in Part 2.17 of the Disclosure Schedule;
(ii)    declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, nor repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, except pursuant to transactions effected in accordance with and pursuant to the Company Option Plan;
(iii)    sold, issued or authorized the issuance of: (A) any capital stock or other security, other than pursuant to the exercise of Company Options outstanding under the Company Option Plan; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security;

(iv)    amended or waived any of its rights under, or permitted the acceleration of vesting under (A) any provision of any Company Option Plan; (B) any provision of any agreement evidencing any outstanding Company Option; or (C) any provision of any restricted stock agreement;
(v)    amended or permitted the adoption of any amendment to its Charter Documents, or effected or permitted the Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(vi)    formed any Subsidiary or acquire any equity interest or other interest in any other Entity;
(vii)    made any capital expenditure, except for such capital expenditures not exceeding $50,000 individually or $100,000 in the aggregate;
(viii)    (A) entered into, or, except in the ordinary course of business consistent with past practice, any Contract that is or would constitute a Company Material Contract or Content Agreement; or (B) materially amended or prematurely terminated, or waived any material right or remedy under, any such Contract;
(ix)    except in the ordinary course of business and consistent with past practice, entered into any Contract: (A) that obligates the Company (or otherwise contemplates) the grant of a license in the future (whether based on the occurrence or non-occurrence of a particular event or otherwise); (B) with any Governmental Body; and (C) pursuant to which any Person is granted access to any Company IP, in each case that are not terminable by the Company (without penalty) on notice of less than 30 days;
(x)    (A) acquired, leased or licensed any right or other asset from any other Person for an aggregate value in excess of $50,000; (B) sold, leased, licensed pledged, granted, encumbered (other than Permitted Encumbrances) or otherwise disposed of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business; or (C) waived or relinquish any material right, in each case except in the ordinary course of business consistent with past practices;
(xi)    (A) loaned money to any Person (other than routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices); or (B) incurred any Indebtedness;
(xii)    (A) materially increased benefits otherwise payable under any Company Employee Plan; (B) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions or bonuses paid in the ordinary course of business and consistent with past practices; (C) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees other than increases which the Company was obligated to make under existing agreements or with respect to employees other than directors or officers, that was in the ordinary course of business and consistent with past practices; or (D) promoted any employee or hired any new employee;
(xiii)    except as required by any applicable Legal Requirement, changed any of its methods of accounting or accounting practices in any material respect;
(xiv)    amended any previously filed Tax Return, made or changed any Tax election, adopted or changed any accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;
(xv)    commenced or settled any Legal Proceeding for an amount in excess of $50,000 or that relates to any Company IP;
(xvi)    agreed or committed to take any of the actions described in clauses “(iii)” through “(xv)” above.
2.7    Title to Assets.
(a)    Good Title. The Company owns, and has good and legal title to, all material tangible assets (other than Intellectual Property, which is covered by Section 2.10 hereof), reflected on the Unaudited Interim Balance Sheet (all such material tangible assets being the “Company Assets”). All such Company Assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. Part 2.7(a) of the Disclosure Schedule identifies all Company Assets the individual value of which exceeds $25,000 owned by the Company that are located at any location other than the Company Leased Real Property.
(b)    Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all Company Assets that are material to the business of the Company and that are being leased to the Company for which the annual rental payment for each such Company Asset exceeds $10,000.
2.8    Bank Accounts. Part 2.8 of the Disclosure Schedule lists with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
2.9    Equipment; Real Property.
(d)    Equipment. All material items of equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible property owned or leased by the Company is, taken as a whole, in reasonably adequate for the uses to which it is being put and is in good operating condition and repair (ordinary wear and tear excepted).

(e)    Real Property. Part 2.9(b) of the Disclosure Schedule sets forth a list of each lease pursuant to which the Company leases real property from any other Person. (All real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Company Leased Real Property”). To the Company’s Knowledge, the present use and operation of the Company Leased Real Property is authorized by, and is in compliance with, in all material respects, all applicable zoning, land use, building, fire, health, labor, safety and Environmental Laws and other Legal Requirements. To the Company’s Knowledge, there is no Legal Proceeding pending, or threatened in writing, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Company Leased Real Property. To the Company’s Knowledge, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Company Leased Real Property. The Company is not a party to any subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Company Leased Real Property to any Person other than the Company. The Company has complied in all material respects with the terms of all leases (to which it is a party) relating to the Company Leased Real Property, and all such leases are in full force and effect in all material respects. The Company does not currently own, nor has the Company ever owned, any real property.
2.10    Intellectual Property.
(i)    Registered IP. Part 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Company Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest.
(j)    Inbound Licenses. Part 2.10(b) of the Disclosure Schedule accurately identifies each material written Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company.
(k)    Outbound Licenses. Other than Company Form IP Contracts, Part 2.10(c) of the Disclosure Schedule accurately identifies each written Contract pursuant to which the Company has granted to any Person any license under, or pursuant to which any Person otherwise has received or acquired from the Company any right or interest in, any Company IP.
(l)    Standard Form IP Agreements. The Company has made available to Parent or its Representatives a complete and accurate copy of each standard form of Company IP Contract currently used by the Company, including each standard form of: (i) terms and conditions of sale, service or use; (ii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement (collectively, the “Company IP Form Contracts”).

(m)    Ownership Free and Clear. The Company owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company) free and clear of any Encumbrances (other than the contracts pursuant to which the Company has granted a license to any Company IP, the Company Material Contracts described in Section 2.11(a) hereof, and Permitted Encumbrances). Notwithstanding the foregoing:
(i)    Except as described in Part 2.10(e)(i)(a) of the Disclosure Schedule, all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clauses (i) or (ii), an “Author”), have entered into confidentiality, assignment of inventions, and non-compete agreements substantially in the form previously made available to Parent, which agreements are sufficient to transfer to Company unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in an to such Intellectual Property, such that no Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company and each Author has waived all rights to all Intellectual Property that might be available to the Author under applicable law. Any documents and instruments necessary to establish, perfect and maintain the ownership rights of the Company in the material Company IP that is owned by the Company (collectively, “Company-Owned IP”), including invention assignments and other assignments of Intellectual Property Rights have been executed, delivered, filed, and recorded with the appropriate Governmental Body for Company Registered IP, as applicable. The Company has obtained written Intellectual Property assignments from all current and former Authors of material Company-Owned IP and, in the case of patents and patent applications, and except as described in Part 2.10(e)(i)(b) of the Disclosure Schedule, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to the Parent copies of all forms of such disclosure and assignment documents currently used by the Company and, in the case of patents and patent applications, the Company has provided to the Parent copies of all such assignments.
(ii)    The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company (“Confidential Information”). The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis. To the Knowledge of the Company, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s possession, custody or control. To the Knowledge of the Company, there has not been any failure with respect to any of the computer systems, including software, used by the Company in the conduct of the business. To the Knowledge of the Company, there has been no Company or third-party breach of confidentiality.

(iii)    Except as set forth in Part 2.10(e)(iii) of the Disclosure Schedule, and to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP and no current or former employee, officer, director, consultant or independent contractor of the Company who was involved in, or contributed to, the creation or development of any Company-Owned IP performed services for any Governmental Body, at the same time during which such employee, officer, director, consultant or independent contractor was also performing services for the Company.
(iv)    The Company owns or otherwise has all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and the consummation of the transactions contemplated by this Agreement will not result in the impairment of any Company-Owned IP.
(n)    No Violation. To the Knowledge of the Company, no current or former employee, consultant, advisor or independent contractor of the Company (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the immediately foregoing sentence.
(o)    Valid and Enforceable. To the Knowledge of the Company, all Company Registered IP was validly issued under the laws of the country that issued it, and is subsisting and enforceable. Without limiting the generality of the foregoing:
(i)    to the Knowledge of the Company, no Trademark owned, used or applied for by the Company infringes any trademark or trade name owned, used or applied for by any other Person;
(ii)    Part 2.10(g)(ii)of the Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 90 (ninety) days after the date of this Agreement in order to maintain such item of Company Registered IP in full force and effect;
(iii)    to the Knowledge of the Company, there are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings or other challenges declared, commenced or threatened, with respect to any Company-Owned IP. To the Knowledge of the Company, the Company has complied with all of its obligations and duties to the respective patent, trademark and copyright offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, with respect to all patent, trademark and copyright applications filed by or on behalf of the Company. The Company has no knowledge of any information that would reasonably challenge the validity of or preclude the Company from having clear title to the Company-Owned IP or affecting the validity, patentability, or enforceability of any Company Registered IP;
(iv)    if the Company previously engaged patent counsel to investigate the Company’s freedom to operate using the Company Registered IP in the United States, a copy of the conclusions of the opinion has been made available to Parent or its Representatives, and to the Knowledge of the Company, the Company’s technology does not infringe any patent or other Intellectual Property Rights of any third party.
(p)    No Third-Party Infringement of Company IP. To the Knowledge of the Company, no Person is currently infringing or misappropriating any Company-Owned IP. Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has made available to Parent or its Representatives a complete and accurate copy of) each letter or other written correspondence that has been sent by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company-Owned IP, and indicates the current status of the matter referred to in such letter or correspondence.
(q)    No Infringement of Third-Party IP Rights. Except as set forth in Part 2.10(i) of the Disclosure Schedule, the Company has not received any written notice from any third party asserting or alleging that the Company has infringed or misappropriated any Intellectual Property Right of any other Person. Except as set forth on Part 2.10(i) of the Disclosure Schedule, to the Knowledge of the Company, no product of the Company infringes any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the foregoing, except as set forth in Part 2.10(i) of the Disclosure Schedule:
(i)    no infringement, misappropriation or similar claim of a Legal Proceeding is pending against the Company or, to the Knowledge of the Company, against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;
(ii)    the Company has not received any written notice alleging that the Company, or any employees, officers, directors, independent contractors, or agents have misappropriated or are infringing any Intellectual Property Rights of another Person, including without limitation any Trademark, copyright, rights of publicity and privacy of any other Person, or any terms of use or other contractual obligations associated with social media platforms, websites, mobile applications, or other platforms or services operated by third parties;
(iii)    No Person has demanded or requested indemnification by the Company pursuant to a Contract to indemnify, defend, hold harmless or reimburse such Person with respect to any existing Intellectual Property infringement, misappropriation or similar claim.

(r)    Privacy Policies and Personal Data.
(i)    The Company’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company has at all times (i) provided adequate notice and obtained any necessary consents from data subjects required for the Processing of Personal Data as conducted by the Company and (ii) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with those contained in the Company Privacy Policy, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the taking over by the Parent of all of the Company Databases, Company Data and other information relating to the Company’s customers will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Offerings. Copies of all current and prior Company Privacy Policies have been made available to the Parent and such copies are true, correct and complete.
(ii)    The Company has established and maintain reasonable and appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company and, to the knowledge of the Company, its data processors have taken commercially reasonable steps to train employees that have access to Personal Data on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.
(iii)    To the Knowledge of the Company, no breach, security incident or violation of any data security policy in relation to Personal Data has occurred, and there has been no unauthorized or illegal Processing of any Personal Data. To the Knowledge of the Company, no circumstance has arisen in which (A) Privacy Laws would require the Company to notify a Governmental Body of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company to notify a Governmental Body of a data security breach.
(iv)    The Company has not received or experienced and, to the Knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Body) that would reasonably be expected to give rise to, any private or governmental action, suit, proceeding, claim, arbitration or investigation (“Action”), order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Body (“Order”), notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Body or any other Person (including a data subject) (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. To the Knowledge of the Company, the Company has not been involved in any Actions involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.
(v)    Part 2.10(l)(v) of the Company Disclosure Schedule contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations (including the Company’s certification under the U.S.-EU/Switzerland Safe Harbor) are accurate, complete and fully paid up and, to the Knowledge of the Company, the consummation of the Merger will not invalidate such notification or registration or require such notification or registration to be amended. To the Knowledge of the Company, other than the notifications and registrations set forth on Part 2.10(l)(v) of the Company Disclosure Schedule, no other registrations or notifications are required in connection with the Processing of Personal Data by the Company.
(vi)    Where the Company uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company and each such data processor that, to the Knowledge of the Company, complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to the Parent true, correct and complete copies of all such Contracts. To the Knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of the Company.
(vii)    The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments, including the Company’s certification under the U.S.-EU/Switzerland Safe Harbor.
(viii)    Schedule 2.10(l)(viii) of the Company Disclosure Schedule identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the at any time (the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database. To the Knowledge of the Company, no breach or violation of any such security policy has occurred, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(ix)    To the Knowledge of the Company, the Company has valid and subsisting contractual rights to Process or to have Processed all third-party-owned data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company (all such data, “Company-Licensed Data”). The Company has all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts, to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the business as presently conducted. To the Knowledge of the Company, the Company has been and is in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(l)(ix) of the Company Disclosure Schedule identifies each Contract governing any Company-Licensed Data to which the Company is a party or is bound by, except the standard terms of use entered into by users of the Company Offerings (copies of which have been provided to Parent).
(x)    The Company is the owner of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(l)(x) of the Company Disclosure Schedule, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Offerings (copies of which have been provided to Parent).
(xi)    The Company does not Process the Personal Data of any natural Person under the age of 13.
(xii)    The Company has never directly stated or directly implied that Company Offerings enhance the security of data (including Personal Data) accessed, provided or sent by end users.
(s)    The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data, including with respect to registration requirements. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s possession or use of the User Data or any data or information in the Company Databases in compliance with the Company Privacy Policies, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.
(t)    Company Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Offerings and (ii) subject to a written confidentiality agreement. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Offerings. Without limiting the foregoing, neither the execution or performance of this Agreement nor the consummation of the Merger will result in a release from escrow or other delivery to a third party of any Company Source Code.
(u)    Open Source Materials. Part 2.10(m) of the Disclosure Schedule identifies all Open Source Materials used in any Company Offerings or in the conduct of the business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company) and identifies the licenses under which such Open Source Materials were used. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth in Part 2.10(m) of the Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP or Company Offerings, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP or Company Offerings or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii) creates obligations for the Company with respect to any Company-Owned IP or grant to any third party any rights or immunities under any Company-Owned IP (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(v)    User Generated Content/DMCA Compliance. The Company does not operate or own any website that stores, transmits or routes any content or material protectable by copyright laws (e.g. pictures, text, videos) at the direction of a user of the website. The Company has not received any notification of claimed copyright infringement pursuant to Section 512 of the Digital Millennium Copyright Act (the “DMCA”). Within fourteen (14) days following the Closing Date, the Company will comply with the Legal Requirements of the DMCA.
2.11    Contracts.
(a)    Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies each of the following executory contracts and agreements of the Company as of the date hereof:
(i)    (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee earning annual base compensation in excess of $75,000; (B) any Company Contract pursuant to which the Company is obligated to make any severance, termination or similar payment to any Company Employee; and (C) any Company Contract pursuant to which the Company is obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee in excess of $10,000;

(ii)    each Company Contract which provides for indemnification of any Company Employee or any member of the Board of Directors of the Company;
(iii)    each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company in such capacity;
(iv)    each material Company Contract, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;
(v)    each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, collaboration agreement or similar agreement entered into by the Company);
(vi)    each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company;
(vii)    each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(viii)    each Company Contract imposing any restriction or requirement on the Company: (A) to compete with any other Person in any geographic area or during any period of time; (B) to acquire any product or other asset from any other Person, or to sell any product or other asset to any other Person, or to offer preferential terms to any other Person; or (C) to develop or distribute any product technology;
(ix)    each Company Contract granting exclusive rights to license, market, sell or deliver any products or services of the Company or otherwise contemplating an exclusive relationship between the Company and any other Person;
(x)    each Company Contract creating or involving any agency relationship, distribution or reseller arrangement or franchise relationship;
(xi)    each Company Contract regarding the acquisition, issuance or transfer of any securities of the Company and each Company Contract affecting or dealing with any securities of the Company, including any restricted share agreements or escrow agreements;
(xii)    each Company Contract relating to Indebtedness other than trade Indebtedness of the Company;
(xiii)    each Company Contract relating to the purchase or sale of any material asset (other than the Company’s securities) by or to, or the performance of any services by or for, any Company Related Party;

(xiv)    any Company Contract pursuant to which the Company made payments of cash or other consideration in excess of $50,000 during the twelve months ended December 31, 2012 or that involves or contemplates the payment or delivery of cash or other consideration by the Company in an amount or having a value reasonably expected to be in excess of $50,000 in the aggregate during the twelve month period ending December 31, 2013;
(xv)    each Company Contract requiring the Company to share any of its revenues with any third party, including any finder’s fees or related fees; and
(xvi)    any other Company Contract the absence of which would be reasonably expected to have a Company Material Adverse Effect.
(Contracts in the respective categories described in clauses “(i)” through “(xvi)” above and all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule are referred to in this Agreement as “Company Material Contracts.”)
(b)    Delivery and Status of Company Material Contracts. The Company has made available to Parent or its Representatives accurate and complete copies of all written Company Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Each Company Material Contract is in full force and effect in all material respects, and is enforceable by the Company, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)    No Breach. Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) the Company has not committed any material violation or breach, and the Company has not committed any material default under, any Company Material Contract, which remains uncured, and, to the Company’s Knowledge, no other Person has committed any material violation or breach, or committed any material default under, any Company Material Contract which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (A) prohibit or restrict the Company from performing any obligation of any provision of any Company Material Contract; (B) result in a material violation or breach of any of the provisions of any Company Material Contract; (C) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Material Contract; or (E) give any Person the right to cancel, terminate or materially modify any Company Material Contract; (iii) the Company has not received any written notice regarding any actual material violation or breach of, or material default under, any Company Material Contract that is currently in effect in any material respect, unless such violation, breach or default has been cured by the Company; and (iv) the Company has not waived any of its respective material rights under any Company Material Contract.
2.12    Compliance with Legal Requirements. The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. Except as set forth in Part 2.12 of the

Disclosure Schedule, the Company has not received any written notice from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
2.13    Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company that is material to the operation of its business, and the Company has made available to Parent or its Representatives accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted in all material respects. The Company is in material compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any written notice from any Governmental Body regarding: (i) any violation of or failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part 2.13 of the Disclosure Schedule; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization listed or required to be listed in Part 2.13 of the Disclosure Schedule.
2.14    Tax Matters.
(a)    Tax Returns and Payments. All material Tax Returns required to be filed by or on behalf of the Company for taxable periods ending on or before the Closing Date have been timely and properly filed and are true, accurate and complete in all material respect. All material Taxes (whether or not shown on any Tax Return) of the Company that are due and payable have been timely and properly paid. All material Taxes required to be collected or withheld (including with respect to any employee, creditor, independent contractor, shareholder or other third party) by the Company have been properly and timely collected or withheld and remitted to the proper Governmental Body. The Company has made available to Parent or its Representatives accurate and complete copies of all Tax Returns filed by the Company within the past six (6) years and related examination reports and statements of deficiencies assessed against or agreed to by the Company. Part 2.14(a) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax Liabilities in accordance with GAAP.
(b)    Audits; Claims. Except as set forth in Part 2.14(b) of the Disclosure Schedule, no Tax Return of the Company has ever been examined or audited by any Governmental Body and there are no pending audits or examinations relating to Taxes or any Tax Returns of the Company of which the Company has received notice or has Knowledge. The Company has not received from any Governmental Body any notice and otherwise has no Knowledge of any: (i) intent to open an audit or other review relating to any Taxes or Tax Returns of the Company; or (ii) deficiency or proposed Tax adjustment that has not been resolved and paid in full. No extension or waiver of the limitation period applicable to any Tax or Tax Returns is currently in effect, and the Company does not currently have any request for such an extension or waiver outstanding. No claim or Legal Proceeding is pending or threatened in writing against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
(c)    Parachute Payments. Except as set forth in Part 2.14(c) of the Disclosure Schedule, the Company is not a party to any Contract that has resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) in connection with the transactions contemplated by this Agreement.
(d)    Closing Agreements; Etc. The Company is not a party to, is not bound by or does not have any obligation under any Tax allocation or sharing agreement, tax indemnity or similar agreement currently in effect. The Company is not and has never been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) or combined or unitary group of which the Company was not the ultimate parent corporation.
(e)    Distributed Stock. The Company has not distributed stock of another Person and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    Tax Holidays. There are no (and there have never been any) Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to the Company.
(g)    Net Operating Losses. The Company has not suffered an “ownership change” within the meaning of Section 382(g) of the Code since the earliest date of incorporation of the Company or any of its predecessors.
(h)    Adjustment in Taxable Income. The Company is not currently, and the Company will not, for any period for which a Tax Return has not been filed, be required to include in any taxable period (or portion thereof) ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) or for any other reason.
(i)    Tax Shelter and Listed Transactions. The Company has not consummated or participated in, and the Company is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and the Company is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(j)    Transferee or Successor Tax Liability. The Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations as a transferee or successor, by Contract (except for customary agreements not primarily related to Taxes) or otherwise.
(k)    Dual Consolidated Loss. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(l)    Foreign Tax. The Company is not engaged in and has never been, engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty or through a fixed place of business in any country other than the country in which Company is formed or organized.
(m)    FIRPTA. The Company is not, and the Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.
(n)    Withholding. Subject to compliance by each Seller Party with Section 1.11(h), such Seller Party shall be entitled to receive any payments to be made to it hereunder without the withholding of any Tax.
2.15    Employee and Labor Matters; Benefit Plans.
(a)    Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their current positions; (iii) their current salaries; and (iv) any other material compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation). The Company is not, and the Company has not ever been, bound by or a party to, and the Company does not have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and there are no labor organizations representing, or, to the Knowledge of the Company, purporting to represent or seeking to represent any current Company Employees. The Company is not engaged, and the Company has not ever been engaged, in any unfair labor practice of any nature which would be reasonably likely to result in a material Liability to the Company. The Company has not had any strike, slowdown, work stoppage, lockout or written threat thereof, or question concerning representation, by or with respect to any of the Company Employees.
(b)    Leave of Absence. Except as set forth in Part 2.15(b) of the Disclosure Schedule, there is no current Company Employee who is not fully available to perform work because of disability or other leave.
(c)    At Will Employment. Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the current Company Employees is terminable by the Company at will. The Company has made available to Parent or its Representatives accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.
(d)    Employee Departures/Restrictions. To the Knowledge of the Company (without any duty of inquiry or investigation), no employee of the Company at the level of vice president or above: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s businesses or operations.
(e)    Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement. The Company does not intend (and the Company has not committed) to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, the annual renewal of any Company Employee Plan in the ordinary course of business consistent with past practice or as required by this Agreement).
(f)    Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has made available to Parent or its Representatives: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, as currently in effect, and all related trust documents; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the last three available annual reports (Form 5500 series); (v) the most recent letter of determination from the U.S. Internal Revenue Service relating to the tax-qualified status of the Company Employee Plan, if applicable; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan during the last three years; and (viii) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan.
(g)    No Foreign Plans. The Company has not established or maintained: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States or its political subdivisions; (ii) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (iii) any Company Employee Plan that covers or has covered Company Employees whose services at relevant times are or have been performed primarily outside of the United States.
(h)    Absence of Certain Retiree Liabilities. The Company has not ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except (i) to the extent required by applicable Legal Requirements, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights.
(i)    No Defaults. The Company has performed all material obligations required to be performed by it under each Company Employee Plan and is not in material default or violation of, and the Company has no Knowledge of any material default or violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, without limitation, the applicable requirements under the Code and ERISA. Each Company Employee Agreement that is subject to Code Section 409A has been drafted and administered in good faith compliance with, or has been corrected in good faith reliance upon guidance promulgated under, Section 409A of the Code and the regulations promulgated thereunder. All premiums and/or contributions to, and payments from, any Company Employee Plan which have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all material contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued Liability on the Unaudited Interim Balance Sheet to the extent required by GAAP. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without material Liability to the Company, the Surviving Corporation or to Parent (other than ordinary administration expenses and benefits that have accrued as of the date of the amendment, termination or discontinuance). There are no audits, inquiries or Legal Proceedings pending, or, to the Knowledge of the Company, threatened in writing by any Governmental Body with respect to any Company Employee Plan. Neither the Company nor to the Knowledge of the Company, any other Person has engaged in a nonexempt “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Employee Plan and which would result in a material Liability to the Company. With respect to each Company Employee Plan that is a group health plan, the Company has complied with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, except for such noncompliance as would not result in a material Liability to the Company.
(j)    Qualified Plans. Except as set forth in Part 2.15(j) of the Disclosure Schedule, with respect to each Company Employee Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter or opinion letter or advisory letter, including such letter or opinion with respect to a prototype plan, upon which the Company is entitled to rely under Internal Revenue Service pronouncements, with respect to such plan’s qualified status under Section 401(a) of the Code; (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened in writing, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would reasonably be expected to adversely affect its qualification; and (iii) no Company Employee Plan is or has ever been a defined benefit plan subject to Section 412 of the

Code and Section 302 of ERISA, a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and/or a multiple employer plan subject to Section 413(c) of the Code.
(k)    No Conflict. Except as set forth in Part 2.15(k) of the Disclosure Schedule or as required by applicable Legal Requirements, including, without limitation, Section 411(d)(3) of the Code, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, except as otherwise set forth on Part 2.3(b) of the Disclosure Schedule; or (ii) create or otherwise result in a material Liability with respect to any Company Employee Plan.
(l)    Compliance. The Company (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) except as otherwise set forth on Part 2.15(l) of the Disclosure Schedule, has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).
(m)    Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened in writing claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans, nor is any Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans or asserting any rights or claims to benefits under such Company Employee Plan (other than routine benefit claims, appeals of such claims and domestic relations order proceedings), and, to the Knowledge of the Company, there are no facts or circumstances which would form a reasonable basis for any such claims or Legal Proceedings.
(n)    Independent Contractors. Part 2.15(n) of the Disclosure Schedule accurately sets forth, with respect to each individual who is or was: (x) at any time, an independent contractor of the Company or any of its Subsidiaries who contributed to the development of any Company IP; and (y) at any time since January 1, 2012, an independent contractor of the Company:
(i)    the name of such independent contractor, and the date as of which such independent contractor was originally engaged by the Company;

(ii)    a description of such independent contractor’s performance objectives, services, duties and responsibilities;
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in the current fiscal year;
(iv)    the terms of compensation of such independent contractor; and
(v)    any Governmental Authorization that is held by such independent contractor and that relates to the business of the Company.
2.16    Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all material Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws for the operation of its business and use of the Company Leased Real Property, and compliance with the terms and conditions thereof, except where the failure to so comply has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has not received any written notice from a Governmental Body that alleges that the Company is not in material compliance with any Environmental Law.
2.17    Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement within the past three (3) years. The Company has made available to Parent or its Representatives accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. All premiums due on such policies have been paid, and the Company is otherwise in compliance with the terms of such policies. Since December 31, 2012, the Company has not received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
2.18    Related Party Transactions.
(a)    Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Company Related Party, and no immediate family member of a Company Related Party, has and no Company Related Party and no immediate family member of a Company Related Party, has had, any direct interest or, to the Knowledge of the Company any indirect interest, in any material asset used in the business of the Company except for any interest resulting from the ownership of shares of the Company Capital Stock; (b) no Company Related Party and no immediate family member of a Company Related Party is indebted to the Company (other than for ordinary travel advances); (c) no Company Related Party and no immediate family member of a Company Related Party has entered into, or has had any financial interest in, any material Contract or transaction involving the Company (other than standard employment agreements and transactions involving the Company’s securities); and (d) no Company Related Party and no immediate family member of a Company

Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company or as a consultant to the Company pursuant to a written consulting agreement or other rights arising in the ordinary course of employment or pursuant to a written consulting agreement).
(b)    Except as set forth in Part 2.18 of the Disclosure Schedule, no Company Related Party has any direct or, to Knowledge of the Company, indirect financial interest in any competitor or customer of the Company; provided, however, that the ownership of securities representing no more than 5% of the outstanding voting power of any creditor, competitor, agent, representative or customer, and which are listed on any national securities exchange or traded in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the Person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity.
2.19    Legal Proceedings; Orders.
(a)    Legal Proceedings. There is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose Liability the Company has retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock of the Company, or right to receive consideration as a result of this Agreement. Except as set forth in Part 2.19(a) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, the Company.
(b)    Orders. There is no Order to which the Company, or any of the material assets owned or used by the Company is subject. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in the Company’s businesses.
2.20    Authority; Binding Nature of Agreement.
(a)    Power and Authority. Each of the Company and the Seller Parties has all requisite corporate power and authority to enter into this Agreement, and, subject to the receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by each of the Company and, subject to obtaining the Company Stockholder Approval, and the Seller Parties, and the performance by the each of the Company and the Seller Parties of its respective obligations hereunder and the consummation by each of the Company and the Seller Parties of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company or such Seller Party, as applicable, and its respective board of directors or other governing body, and no other corporate proceedings on the part of the Company or such Seller Party are necessary to authorize this

Agreement or to consummate the transactions contemplated hereby, except as set forth in Sections 2.21(b) and 2.22. This Agreement has been duly executed and delivered by the Company and each Seller Party and constitutes the legal, valid and binding obligation of the Company and such Seller Parties, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    Board Approval. The Company Board has (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.
2.21    Non-Contravention; Consents.
(a)    Except as set forth in Part 2.21(a) of the Disclosure Schedule, the execution and delivery of this Agreement by each of the Company and the Seller Parties do not, and the performance by each of the Company and the Seller Parties of its obligations hereunder and the consummation by each of the Company and the Seller Parties of the Merger and other transactions contemplated hereby will not:
(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Charter Documents;
(ii)    assuming that all consents, approvals and authorizations and other actions described in Section 2.21(b) have been obtained and all filings and obligations described in Section 2.21(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to the Company or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;
(iii)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company and that is material to the operation of the Company’s business;
(iv)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Company Material Contract or Content Agreement in any material respect, or give any Person the right to: (A) declare a default or exercise any remedy under any such Company Material Contract or Content Agreement; (B) accelerate the maturity or performance of any such Company Material Contract or Content Agreement; or (C) cancel, terminate or materially modify any such Company Material Contract or Content Agreement;

(v)    result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any material asset owned by the Company; or
(vi)    except as set forth in paragraph (b) or Section 2.22 below, require the Consent of any Person.
(b)    The execution and delivery of this Agreement by each of the Company and the Seller Parties do not, and the performance of this Agreement by each of the Company and the Seller Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.
2.22    Vote Required. The affirmative vote of (a) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted basis); (b) the holders of at least a majority of the Company Preferred Stock (voting together as a single class, and not as separate series, and on an as converted basis); and (c) the holders of a majority of the outstanding shares of Series C Preferred Stock (and each other class of series of the capital stock of the Company entitled to elect Series C Directors (as such term is defined in the Company’s Third Amended and Restated Certificate of Incorporation) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(a)” “(b)” and “(c)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).
2.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except as set forth in Part 2.23 of the Disclosure Schedule. Except as set forth in Part 2.23 of the Disclosure Schedule, no Person is or may become entitled to receive any fee or other amount from the Company for professional services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.
2.24    Content Agreements.
(a)    Content Agreements. Part 2.24(a) of the Disclosure Schedule accurately identifies each Company Contract in effect as of the date hereof pursuant to which the Company receives any right to obtain or offer content for digital downloads or digital streaming, including without limitation agreements with music companies, book publishers and television studios (all Contracts identified, or required to be identified, in Part 2.24(a) of the Disclosure Schedule are referred to in this Agreement as “Content Agreements”).
(b)    Delivery and Status of Content Agreements. The Company has made available to Parent or its Representatives accurate and complete copies of all written Content Agreements identified in Part 2.24(a) of the Disclosure Schedule, including all amendments thereto. Except as set forth in Part 2.24(b) of the Disclosure Schedule, each Content Agreement is in full force and effect in all material respects, and is enforceable by the Company, in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)    No Breach. Except as set forth in Part 2.24(c) of the Disclosure Schedule: (i) the Company has not committed any material violation or breach, and the Company has not committed any material default under, any Content Agreement, which remains uncured, and, the Company’s Knowledge, no other Person has committed any material violation or breach, or committed any material default under, any Content Agreement which remains uncured; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists (other than the risk of limitations on the Company’s ability to make the required payments under the Content Agreements in the near future), that (with or without notice or lapse of time or both) will, or would reasonably be expected to): (A) prohibit or restrict the Company from performing any material obligation of any material provision of any Content Agreement; (B) result in a material violation or breach of any Content Agreement; (C) give any Person the right to declare a default or exercise any remedy under any Content Agreement; (D) give any Person the right to accelerate the maturity or performance of any Content Agreement; or (E) give any Person the right to cancel, terminate or materially modify any Content Agreement; (iii) the Company has not received any written notice regarding any material violation or breach of, or material default under, any Content Agreement that is currently in effect in any material respect, unless such violation, breach or default has been cured by the Company; and (iv) the Company has not waived any of its respective material rights under any Content Agreement.
2.25    Disclaimer of Other Representations and Warranties; Knowledge.
(a)    NEITHER THE COMPANY NOR ANY OF THE SELLER PARTIES, NOR ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2.
(b)    Without limiting the generality of the foregoing, neither the Company nor any of the Seller Parties nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company made available to Parent and Merger Sub (or their respective Representatives), including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company or any of the Seller Parties or any of their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or the Seller Parties, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby.
3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent SEC Documents filed by Parent on or after December 31, 2012 and on or prior to the date that is two (2) Business Days prior to the date of this Agreement, or as specified in disclosure schedules delivered by the Parent concurrently with the execution of this Agreement to Parent and Merger Sub (the “Parent Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, however, that any information set forth in one section of such Parent Disclosure Schedule also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
3.1    Due Organization.
(a)    Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its material obligations under all Parent Material Contracts. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified will or would reasonably be expected to have or result in a Parent Material Adverse Effect. Part 3.2(a) of the Disclosure Schedule accurately sets forth each jurisdiction where Parent is qualified to do business as a foreign corporation.
(b)    Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The certificate of incorporation and bylaws of Merger Sub, copies of which have previously been made available to the Company or its Representatives, are accurate and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.
3.2    Non-Contravention; Consents.
(h)    Non-Contravention. Except as set forth in Part 3.2(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby will not:

(i)    contravene, conflict with or result in a violation of any of the provisions of Parent’s articles of incorporation or bylaws;
(ii)    contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Merger Sub;
(iii)    assuming that all consents, approvals and authorizations and other actions described in Section 3.2(b) have been obtained and all filings and obligations described in Section 3.2(b) have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to Parent or Merger Sub or any order, writ, injunction, judgment or decree to which Parent, any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries, is subject;
(iv)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries that is material to the operation of Parent’s business;
(v)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract the absence of which would be reasonably expected to have a Parent Material Adverse Effect (a “Parent Material Contract”), or give any Person the right to: (A) declare a default under any such Parent Material Contract; (B) accelerate the maturity or performance of any such Parent Material Contract; or (C) cancel, terminate or materially modify any such Parent Material Contract; or
(vi)    result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) that is material to the business of Parent upon or with respect to any asset owned by Parent or any of its Subsidiaries, except, in the case of clauses (iii) - (vi) above, for any such conflicts, violations, defaults or occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of the parties hereto to consummate the Merger or other transactions contemplated hereby.
(i)    Consents. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.3    Authority; Binding Nature of Agreement. Parent and Merger Sub each have the requisite corporate power and authority to enter into and perform their obligations under this Agreement and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub and their respective boards of directors or members, as the case may be, except as set forth in Sections 3.2(b) and 3.10. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.4    Legal Proceedings; Orders. There is no pending Legal Proceeding and, to the Knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (ii) that relates to the ownership of any capital stock of Parent or any of its Subsidiaries, or any option or other right to the capital stock of Parent or any of its Subsidiaries, or right to receive consideration as a result of this Agreement. There is no Order to which Parent, any of its Subsidiaries, or any of the assets owned or used by Parent and its Subsidiaries and material to the business of Parent, is subject.
3.5    SEC Filings; Financial Statements.
(i)    Parent SEC Documents. Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2012 (the forms, reports and documents filed since January 1, 2012 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents (i) at the time of its filing complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to the Parent SEC Documents or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Documents or necessary in order to make the statements in such Parent SEC Documents, in the light of the circumstances under which they were made, not misleading.
(j)    SEC Comment Letters. As of the date of this Agreement, Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Documents, and the SEC has not advised Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Except as set forth in Part 3.5(b) of the Parent Disclosure Schedule, to the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
(k)    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Parent SEC Documents complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, or, in the case of the Parent SEC Documents filed after the date hereof, will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent) (the “Parent Financial Statements”).
3.6    Capitalization of Parent.
(c)    Authorized and Outstanding Securities. As of the date hereof, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, (ii) 100,000 shares of Series A preferred stock, par value $0.001 per share (“Parent Series A Preferred Stock”), and (iii) 50,000 shares of Series B preferred stock, par value $0.001 per share (“Parent Series B Preferred Stock”, and together with the Parent Series A Preferred Stock, the “Parent Preferred Stock”). As of the date of this Agreement, 13,784,711 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Parent has reserved 3,750,000 shares of Parent Common Stock for issuance under Parent’s 2011 Executive Incentive Plan (the “Parent Incentive Plan”). The number of options to purchase shares of Parent Common Stock and restricted stock units issued under the Parent Incentive Plan as of the date of this Agreement are set forth in Section 3.6(a) of the Parent Disclosure Schedule. Parent has reserved 452,858 shares of Parent Common Stock for issuance under warrants to purchase Parent Common Stock outstanding as of the date hereof (the “Parent Warrants”). As of the date of this Agreement, no shares of Parent Series A Preferred Stock and no shares of Parent Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. Except as set forth in this Section 3.6 and except for stock options granted pursuant to the Parent Incentive Plan and the Parent Warrants set forth in Part 3.6 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, and all shares of Parent Common Stock issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.
(d)    No Other Securities. Except as set forth in Section 3.6(a) or Part 3.6(b) of the Parent Disclosure Schedule, except for stock options granted pursuant to the Parent Incentive Plan and except for this Agreement and the Stockholders Agreement, there is no (i) outstanding security, instrument or obligation that is or by its terms may become convertible into or exchangeable for any shares of Parent Capital Stock (or cash based on the value of any of such shares) or other securities of the Parent or Merger Sub or (ii) Contract under which Parent or Merger Sub is or may by its terms become obligated to sell or otherwise issue any shares of Parent Capital Stock or any other securities, including any promise or commitment to grant Parent Options or other securities of Parent or Merger Sub to an employee of or other service provider to Parent or Merger Sub.
3.7    Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”). As of the date of this Agreement, 10 shares of Merger Sub Common Stock were issued and outstanding. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are owned, beneficially and of record, by Parent, free and clear of any claim, Encumbrance, or agreement with respect thereto.
3.8    Valid Issuance. The Parent Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
3.9    NASDAQ Listing. Prior to the Closing, the Parent shall prepare and submit to The NASDAQ Stock Market (“NASDAQ”) an application to list the Parent Common Stock to be issued in the Merger on NASDAQ. Notwithstanding anything to the contrary in this Agreement, none of the Parent Common Stock to be issued in the Merger shall be required to be issued prior to the fifteenth (15th) day following the date on which Parent files a NASDAQ notification of listing of additional securities greater than 10% of the outstanding common stock of an issuer pursuant to NASDAQ Rule 5250(e)(2)(D). Parent shall file such notification no later than the second Business Day after the date hereof.
3.10    Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
3.11    Consent Required. No consent of any holders of any class or series of capital stock of Parent is required or necessary to enter into the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.
3.12    Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except as set forth in Part 3.11 of the Parent Disclosure Schedule.
3.13    Disclaimer of Other Representations and Warranties; Knowledge.

(o)    NEITHER PARENT, ITS SUBSIDIARIES, ANY AFFILIATE THEREOF, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVE, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.
(p)    Without limiting the generality of the foregoing, neither Parent, its Subsidiaries, nor any Representative has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of Parent or its Subsidiaries made available to the Company or its Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by Parent and its Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement and the transactions contemplated hereby.
4.    CERTAIN COVENANTS
4.1    Directors’ and Officers’ Indemnification and Insurance.
(j)    Parent and Merger Sub agree that all rights to indemnification, exculpation or advancement of expenses now existing in favor of, and all limitations on the personal Liability of each present and former director and officer of the Company provided for in the Company’s Charter Documents in effect as of the date hereof (the “Fiduciary Indemnitees”), shall continue to be honored and in full force and effect, with respect to claims arising from acts, omissions, facts or events that occurred on or before the Effective Time, for a period of six (6) years after the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. The Organizational Documents of the Surviving Corporation will contain provisions with respect to indemnification, exculpation from Liability and advancement of expenses, with respect to claims arising from acts, omissions, facts or events that occurred on or before the Effective Time, that are at least as favorable as those currently provided in the Company’s certificate of incorporation and during such six (6) year period following the Effective Time, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were Fiduciary Indemnitees of the Company, with respect to claims arising from actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Legal Requirements. From and after the Effective Time, Parent and the Surviving Corporation also agree, jointly and severally, to indemnify and hold harmless the Fiduciary Indemnitees of the Company with respect to claims arising from acts or omissions occurring prior to the Effective Time to the extent (i) provided in any written indemnification agreements in effect between the Company and such individuals set forth on Part 4.2(a) of the Disclosure Schedule or (ii) required by the Company’s Charter Documents, in each case as in effect immediately prior to the Effective Time.
(k)    For a period of six (6) years after the Effective Time, Parent shall maintain in effect, with respect to claims arising from acts, omissions, facts or events that occurred on or before the Effective Time, the current level and scope of directors’ and officers’ liability insurance as in effect at the Company immediately prior to the Effective Time covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy immediately prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company for such insurance on the date hereof, then Parent will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. Notwithstanding the foregoing, Parent may satisfy its obligations under this Section 4.2(b) by procuring an equivalent six (6) year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, the equivalent annual premium for which “tail” policy shall not exceed 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance; provided that if the equivalent annual premium for such “tail” policy exceeds 200% of the per annum rate of premium currently paid by the Company for directors’ and officers’ liability insurance, then Parent will provide the maximum coverage that will then be available at an equivalent annual premium equal to 200% of such rate and in doing so will be deemed to have satisfied its obligations pursuant to this Section 4.2(b).
(l)    Notwithstanding anything in this Agreement to the contrary, the parties agree that Parent and the Surviving Corporation shall have the right to assume control of the defense of any claim, action or Legal Proceeding against a Fiduciary Indemnitee covered by Section 4.2 (a “Fiduciary Claim”), with counsel of Parent’s choosing; provided that Parent and the Surviving Corporation shall not, without the Fiduciary Indemnitee’s consent, enter into a settlement or consent to the entry of any judgment with respect to a Fiduciary Claim; provided, further, that such consent shall not be required with respect to any settlement or judgment that provides (i) a full and complete release of the Fiduciary Indemnitee and (ii) requires only the payment of money by Parent or Surviving Corporation; provided, further, that (x) if the Fiduciary Indemnitee declines to provide such consent with respect to any settlement or consent to judgment which has a reasonable non-monetary component, and (y) the monetary component of the related settlement or judgment is “material” (as defined by the U.S. Securities and Exchange Commission), all Damages in excess of the amount contemplated by the settlement or judgment for which consent is sought shall be for the account of the Fiduciary Indemnitee, and Parent and the Surviving Corporation shall thereafter have no obligation to indemnify the Fiduciary Indemnitee with respect to such excess Damages, and instead the Fiduciary Indemnitee shall indemnify Parent and the Surviving Corporation with respect to such excess Damages. Any settlement or consent to entry of judgment that requires the Fiduciary Indemnitee to agree to plead guilty to any criminal action or regulatory violation or to agree to any non-competition restrictions or restriction on the performance of any material future activities shall, for purposes hereof, be deemed unreasonable. The applicable Fiduciary Indemnitee shall cooperate with Parent and the Surviving Company in such defense and make available to them all witnesses, pertinent records, materials and information in such Fiduciary Indemnitee’s possession or under its control relating thereto. The applicable Fiduciary Indemnitee shall have the right to participate in (but not control) the defense of a Fiduciary Claim assumed by Parent, at the Fiduciary Indemnitee’s expense, by retaining independent legal counsel reasonably satisfactory to Parent. Notwithstanding the foregoing, if Parent determines that a conflict of interest or potential conflict of interest exists between the Fiduciary Indemnitee and Parent, the Fiduciary Indemnitee may retain one (1) independent legal counsel reasonably satisfactory to Parent, and Parent or the Surviving Corporation shall pay such reasonable fees and expenses of such counsel as are acceptable to Parent; provided that the Fiduciary Indemnitee shall not settle, compromise, discharge or consent to the entry of any judgment with respect to a Fiduciary Claim without Parent’s prior written consent, which consent will be in Parent’s sole discretion.
(m)    The provisions of this Section 4.2 are intended to be for the benefit of, and shall be enforceable by and against, each of the Fiduciary Indemnitees, and his or her heirs and Representatives. The provisions in this Section 4.2 are intended to be in addition to the rights otherwise available to the current directors, officers and employees of the Company by Legal Requirements, charters, bylaws or agreements.
(n)    If Parent or the Surviving Corporation or any of the successors or assigns of Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.2.
4.2    Further Action. Subject to the terms and conditions herein provided, if at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub or the Company, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall use its or their commercially reasonable efforts to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.
4.3    Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or otherwise making any public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirement or any listing agreement with a national securities exchange or trading system to which Parent is a party.
4.4    Parent SEC Documents. From the date of this Agreement until the one-year anniversary of the Effective Time, each of the Company and the Eligible Stockholders shall promptly furnish to Parent in writing all information concerning the Company and such Eligible Stockholder reasonably required by applicable securities laws, in each case that may be reasonably requested by Parent for inclusion in any Parent SEC Documents, and shall instruct the Company’s accountants to cooperate with Parent in the provision of such information. For the avoidance of doubt, such cooperation of the Company and its Accountants and the Eligible Stockholders shall include assisting with (1) Parent’s review and confirmation of the Unaudited Interim Balance Sheet and the related consolidated statements of income and expenses, stockholders’ or members’ equity, as applicable, and cash flows of the Company for the year-to-date period ended on March 31, 2014, and, (2) after the Closing, the preparation of pro forma audited financial statements as though the Company’s fiscal year end were changed to June 30 and such quarterly financial statements as may be required; provided, however, that Parent will be responsible for all costs of such audit. Each of the Company and the Eligible Stockholders agrees to promptly correct any information previously provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect. With respect to any Parent SEC Document that references an Eligible Stockholder by name, such Eligible Stockholder and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party. In addition, with respect to any Parent SEC Document that references an Eligible Stockholder by name, Parent shall provide such Eligible Stockholder and his, her or its counsel, with copies of any written comments, and shall promptly inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto. Each Eligible Stockholder represents and warrants that none of the information supplied by or on behalf of such Eligible Stockholder for inclusion in a Parent SEC Document will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.5    Rule 144 Reporting. With a view to making available the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a former stockholder of the Company to sell securities of the Parent to the public without registration, Parent agrees, at all times from the Closing until all the shares of Parent Common Stock constituting the Merger Consideration and Note Holder Payments having been registered and sold in accordance with Section 4.7 or having been sold pursuant to Rule 144 under the Securities Act, to:
(e)    make and keep current public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
(f)    file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;
(g)    furnish upon request to any former stockholder of the Company, so long as the former stockholder of the Company owns any Parent Capital Stock, (i)  a written statement by the Parent that it has complied with the requirements of Rule 144 of the Securities Act and the

Exchange Act, (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (iii) such other information as may be reasonably requested to avail any former stockholder of the Company of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form; and
(h)    take such further action as any former stockholder of the Company may reasonably request, all to the extent required from time to time to enable such holder to sell securities of the Parent without registration under the Securities Act.
4.6    Piggyback Registration Rights.
(a)    If, at any time after the date that is six (6) months following the Public Offering (the “Six Month Anniversary”), the Parent proposes to register any of its securities under the Securities Act, whether for its own account or for the account of others, (other than (x) a registration on Form S-4 or S-8 or any successor form to such forms and (y) the registration statement currently being prepared by Parent, pursuant to which Parent anticipates registering on behalf of selling stockholders a total of approximately 400,000 shares of Parent Common Stock purchased from Parent in connection with private placement transactions and two prior acquisitions, provided, that such registration statement is filed with the SEC prior to the Six Month Anniversary), then, as soon as practicable after the Parent’s determination to undertake such registration, the Parent shall give written notice of such proposed filing to each Note Holder and Eligible Stockholder (each a “Registration Rights Holder”) and, within twenty (20) days after receipt of such written notice, or within such shorter period of time as may be specified by Parent in such written notice as may be necessary for Parent to comply with its obligations with respect to the timing of the filing of such registration statement, the Registration Rights Holder may elect to request inclusion in such registration such number of the Registration Rights Holder’s Parent Common Stock constituting the Merger Consideration and Note Holder Payments (collectively, the “Registrable Securities”) as the Registration Rights Holder may request in writing (a “Piggyback Registration”). If the Registration Rights Holder so requests, the Parent shall include in such Piggyback Registration all Registrable Securities which are requested to be included therein, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Parent shall determine for any reason not to register or to delay registration of such securities, Parent may, at its election, give written notice of such determination to such Registration Rights Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities being registered pursuant to this Section 4.6 for the same period as the delay in registering such other securities.
(b)    Parent shall include in such registration statement all or any part of such Registrable Securities that a Registration Rights Holder requests to be registered; provided, however, that Parent shall not be required to register any Registrable Securities pursuant to this Section 4.6 that are eligible for sale pursuant to Rule 144 of the Securities Act without volume limitations or restrictions.

(c)    In the case of an underwritten public offering, if the managing underwriter(s) or underwriter(s) should reasonably object to the inclusion of the Registrable Securities in such registration statement, then if Parent after consultation with the managing underwriter should reasonably determine that the inclusion of such Registrable Securities would materially adversely affect the offering contemplated in such registration statement (including the price at which Parent proposes to sell the securities in such offering), and based on such determination recommends inclusion in such registration statement of fewer or none of the Registrable Securities of a Registration Rights Holder, then (x) the number of Registrable Securities of the Registration Rights Holders included in such registration statement shall be reduced, pro rata based on the number of Registrable Securities that each Registration Rights Holder has requested be included in such registration statement and the aggregate number of Registrable Securities that the Registration Rights Holders and any other holders of shares of Parent Common Stock that have the same registration rights as provided to the Registration Rights Holders hereunder (the “Other Holders”) have requested be included in such registration statement (such proportion is referred to herein as “Pro Rata”), if Parent after consultation with the underwriter(s) recommends the inclusion of fewer Registrable Securities, or (y) none of the Registrable Securities of the Registration Rights Holders shall be included in such registration statement, if Parent after consultation with the underwriter(s) recommends the inclusion of none of such Registrable Securities; provided, however, that if securities are being offered for the account of other persons or entities as well as Parent, such reduction shall not represent a greater fraction of the number of Registrable Securities intended to be offered by the Registration Rights Holders than the fraction of similar reductions imposed on such other persons or entities (other than Parent).
(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a registration pursuant to the provisions of this Section 4.6 as constituting an offering of securities by or on behalf of Parent, or in any other manner, such that the Staff or the SEC do not permit such registration statement to become effective and used for resales in a manner that does not constitute such an offering and that permits the continuous resale at the market by the Registration Rights Holders participating therein (or as otherwise may be acceptable to each Registration Rights Holder) without being named therein as an “underwriter,” then Parent shall reduce the number of shares to be included in such registration statement by all Registration Rights Holders and the Other Holders until such time as the Staff and the SEC shall so permit such registration statement to become effective as aforesaid. In making such reduction, Parent shall reduce the number of shares to be included by all Registration Rights Holders and the Other Holders on a Pro Rata basis unless the inclusion of shares by a particular Registration Rights Holder or Other Holder or a particular set of Registration Rights Holders or Other Holders are resulting in the Staff’s or the SEC’s “by or on behalf of Parent” offering position, in which event the shares held by such Registration Rights Holder or Other Holder or set of Registration Rights Holders or Other Holders shall be the only shares subject to reduction (and if by a set of Registration Rights Holders or Other Holders on a Pro Rata basis by such Registration Rights Holders or Other Holders or on such other basis as would result in the exclusion of the least number of shares by all such Registration Rights Holders or Other Holders). In addition, in the event that the Staff or the SEC requires any Registration Rights Holder seeking to sell securities under a registration pursuant to the provisions of this Section 4.6 to be specifically identified as an “underwriter” in order to permit such registration statement to become effective, and such Registration Rights Holder does not consent to being so named as an underwriter in such registration statement, then, in each such case, Parent shall reduce the total number of Registrable Securities to be registered on behalf of such Registration Rights Holder, until such time as the Staff or the SEC does not require such identification or until such Registration Rights Holder accepts such identification and the manner thereof.
(e)    Parent shall use commercially reasonable efforts to keep effective any registration contemplated by this Section 4.6 and shall, from time to time, amend or supplement each applicable registration statement, preliminary prospectus, and final prospectus for such period of time as shall be required to permit the Registration Rights Holders to complete the offer and sale of the Registrable Securities covered thereby. Notwithstanding the preceding sentence, Parent shall in no event be required to keep any such registration in effect for a period in excess of six (6) months from the date on which the Registration Rights Holders are first free to sell such Registrable Securities; provided, however, that, if Parent is required to keep any such registration in effect with respect to securities other than the Registrable Securities beyond such period, Parent shall keep such registration in effect as it relates to the Registrable Securities for so long as such registration remains or is required to remain in effect in respect of such other securities.
(f)    Parent may grant piggy back registration rights to other persons so long as such rights are pari passu or subordinate to the rights of the Registration Rights Holders and nothing herein contained shall prohibit Parent from granting to any person demand registration rights.
5.    INDEMNIFICATION
5.1    Survival of Representations, Etc.
(a)    General Survival. Subject to Section 5.1(c), the representations and warranties made by the Company in this Agreement shall survive the Effective Time and shall expire on the twelve (12) month anniversary of the Effective Time (the “Expiration Date”); provided, however, that (i) the representations and warranties dealing with Tax matters and the representations and warranties made pursuant to Section 2.1, Section 2.3, the first sentence of Section 2.7(a), Section 2.10(a)(i), Section 2.10(a)(ii), Section 2.14, and Section 2.20, and Section 2.24 (collectively, the “Company Fundamental Reps”) shall survive until 30 days after the expiration of the applicable statute of limitations governing such claims and (ii) if, at any time prior to the Expiration Date, any Parent Indemnitee properly delivers to the Stockholders’ Agent a Claim Notice, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.
(b)    Parent Representations. Subject to Section 5.1(c), the representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Effective Time and shall expire on the Expiration Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.1, 3.3, 3.6, 3.7, and 3.8 (collectively, the “Parent Fundamental Reps”) shall survive until 30 days after the expiration of the applicable statute of limitations governing such claims and (ii) if, at any time prior to the Expiration Date, any Stockholder Indemnitee properly delivers to Parent a Claim Notice, then the claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(c)    Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 5.1(a) or Section 5.1(b), the limitations set forth in Sections 5.1(a) and 5.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.
(d)    Representations Not Limited. The representations, warranties, covenants and obligations of the parties set forth in this Agreement and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.
(e)    Survival of Covenants. The respective covenants and obligations of the parties hereto set forth in this Agreement shall survive until satisfied in accordance with their respective terms.
(f)    General. The parties acknowledge that the time periods set forth in this Section 5.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 5.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.
5.2    Indemnification.
(a)    Stockholder Indemnification Obligations. From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), each Eligible Stockholder and each Note Holder (collectively, the “Company Indemnitors”), jointly and severally to the extent of the Escrow Amount, and severally and not jointly with regard to any amounts in excess of the Escrow Amount, shall hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, any Damages which are directly suffered or incurred by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:
(v)    any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;
(vi)    any breach of any covenant or obligation, including without limitation pursuant to Section 9.1, of the Company in this Agreement;
(vii)    the proper exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL for any amount in excess of what is payable by Parent in accordance with this Agreement with respect to such stockholders’ shares of Company Capital Stock; or

(viii)    any Taxes of (or otherwise imposed on) the Company attributable to a Pre-Closing Tax Period to the extent such Taxes exceed the amount (i) accrued for current Taxes set forth on the face of the Closing Statement (as finally determined pursuant to Section 1.7) and (ii) specifically taken into account in calculating the Post-Closing Adjustment, if any. For any taxable period that includes, but does not end on the Closing Date, Taxes attributable to a Pre-Closing Tax Period shall include Taxes attributable to the period on or prior to the Closing Date, calculated as if the Closing Date were the last day of the taxable period (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time); provided, that any ad valorem, property or other Taxes imposed on a periodic basis shall be prorated to the periods on or prior to the Closing Date and after the Closing Date based on the number of days in each such period.
(b)    Parent Indemnification Obligations. From and after the Effective Time (but subject to the limitations on indemnification set forth in this Article 5), Parent shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages which are directly suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise directly become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a result of, or are directly connected with:
(iii)    any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement; or
(iv)    any breach of any covenant or obligation of Parent or Merger Sub in this Agreement.
(c)    Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of equity interest in the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being, understood, however, that the Parent Indemnitees shall not be entitled to recover more than once for the same Damages).
(d)    Calculation of Damages; Insurance Proceeds. For the purposes of calculating Damages indemnifiable under this Section 5.2, Damages shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreements or amount under Section 5.2(a)(iv). The Company Indemnitors shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is included a specific Liability or reserve relating to such matter in the Unaudited Interim Balance Sheet; provided, that, subject to the limitations set forth herein, the Company Indemnitors shall be liable for any Damages in excess of the amount stated in the Unaudited Interim Balance Sheet. Parent shall not be liable under this Article 5 for any Damages relating to any matter to the extent that there is a specific Liability or reserve relating to such matter included in the Parent Financial Statements. The Indemnitee shall use commercially reasonable efforts to collect any amounts subject to indemnification pursuant to this Article 5 under applicable insurance policies covering such Damages or from such other Person alleged to have responsibility therefor, if any, and the amount of any Damages payable under this Article 5 by an Indemnitor shall be reduced by any amounts actually recovered by the Indemnitee under such insurance policies or from such other Person alleged to be responsible. If an Indemnitee receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment hereunder, then such Indemnitee shall promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment in the amount received by the Indemnitee, net of any expenses reasonably incurred by such Indemnitee in collecting such amount. If the Indemnitee receives any payment from an Indemnitor in respect of any Damages and the Indemnitee could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnitor, the Indemnitee shall assign such of its rights to proceed against such third party as are necessary to permit the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, to recover from such third party the amount of such indemnification payment.
(e)    Duty to Mitigate. Each Indemnitee shall take all action required by applicable Legal Requirements, and shall otherwise use commercially reasonable efforts, to mitigate any and all Damages for which it seeks indemnification hereunder upon becoming aware of any event that could reasonably be expected to give rise to any Damages.
(f)    Tax Benefit. All indemnification payments made under this Agreement shall be reduced by the amount of any net Tax Benefit realized by the indemnified party arising from the item that gave rise to the indemnity payment.
5.3    Limitations.
(a)    Deductible. Subject to Section 5.3(b), (i) the Company Indemnitors shall not be required to make any indemnification payment pursuant to Section 5.2(a)(i) (solely to the extent directly related to any of the matters referred to in Section 5.2(a)(i)) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $150,000 in the aggregate (the “Deductible”), and (ii) Parent shall not be required to make any indemnification payment pursuant to Section 5.2(b)(i) (solely to the extent directly related to any of the matters referred to in Section 5.2(b)(i)), for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly suffered or incurred by any one or more of the Stockholder Indemnitees, or to which any one or more of the Stockholder Indemnitees has or have otherwise directly become subject, exceeds the

Deductible. If the total amount of the Damages referenced in clause (i) or (ii) above exceeds the Deductible, then the Stockholder Indemnitees or Parent Indemnitees, as applicable, shall be entitled to be indemnified against and compensated and reimbursed only for Damages in excess of the Deductible.
(b)    Applicability of Deductible. The limitations set forth in Section 5.3(a) shall not apply: (i) in the case of intentional misrepresentation or fraud; or (ii) to the matters referred to in Section 5.2(a)(ii), Section 5.2(a)(iii) or Section 5.2(b)(ii).
(c)    Parent Cap. Except (i) in the case of intentional misrepresentation or fraud, (ii) with respect to indemnification obligations pursuant to Section 5.2(b)(ii), and (iii) in the case of a breach of a Parent Fundamental Rep, the total amount of indemnification payments that Parent can be required to make to the Stockholder Indemnitees pursuant to this Article 5 shall be limited to 25% of the Merger Consideration (the “Parent Cap”). In the case of intentional misrepresentation, fraud or pursuant to Section 5.2(b)(ii), the total amount of indemnification payments that Parent can be required to make to the Stockholder Indemnitees pursuant to this Article 5 shall be unlimited. In the case of a breach of a Parent Fundamental Rep, the total amount of indemnification payments that Parent can be required to make to the Stockholder Indemnitees pursuant to this Article 5 shall be limited to the Merger Consideration. All payments made to satisfy any indemnification obligations to the Stockholder Indemnitees pursuant to this Article 5 shall be payable in cash, unless the Parent does not have the financial capabilities to do so, in which event, it may satisfy such obligations in Parent Common Stock. Notwithstanding anything contained herein, any indemnification claim related to the failure to pay the Top-Up Payment shall be payable only in cash and not in capital stock of the Parent.
(d)    Stockholder Cap and Other Limitations. Except (i) in the case of intentional misrepresentation or fraud, (ii) with respect to indemnification obligations pursuant to Section 5.2(a)(ii), and (iii) in the case of a breach of a Company Fundamental Rep, the total amount of indemnification payments that the Company Indemnitors can be required to make to the Parent Indemnitees pursuant to this Article 5 shall be limited to the Escrow Amount. In the case of claims for indemnification relating to the Company Fundamental Reps or pursuant to Section 5.2(a)(ii), the total amount of indemnification payments that a Company Indemnitor can be required to make to the Parent Indemnitees pursuant to this Article 5 shall be limited to the aggregate Merger Consideration and Note Holder Payment actually received by such Company Indemnitor (which shall include its Pro Rata Portion of any remaining balance of the Escrow Amount at the time of such claim). In the case of intentional misrepresentation, fraud or pursuant to Section 5.2(a)(ii), the total amount of indemnification payments that the Company Indemnitors can be required to make to the Parent Indemnitees pursuant to this Article 5 shall be unlimited for those who directly perpetrate such misrepresentation or fraud. Liability of the Company Indemnitors will be several and not joint except to the extent of the Escrow Amount; provided however, that no Company Indemnitors shall be liable for the intentional misrepresentation or fraud of another party.
5.4    No Contribution. Each Company Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other Liability to which he may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement.
5.5    Claims Procedures. Any claim for indemnification, compensation or reimbursement pursuant to Section 5 shall be brought and resolved exclusively as follows:
(g)    If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Article 5 (a “Claim”) on or prior to 5:00 p.m. (Eastern Standard Time) on the Expiration Date, subject to the limitations set forth in Article 5, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Stockholders’ Agent, in the case of a Parent Indemnitee, or to the Parent, in the case of a Stockholder Indemnitee (such recipient being, the “Claim Notice Recipient”), promptly (and in no event later than 15 days) after such Indemnitee becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under Section 5.2. The failure of any Indemnitee to timely give notice hereunder shall not affect the rights to indemnification hereunder except and only to the extent of actual, material damage to the Company Indemnitors or Parent Indemnitor, as applicable. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Article 5; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”). Following the delivery of a Claim Notice by a Parent Indemnitee, the Stockholders’ Agent and its Representatives shall be given reasonable access to the books and records of the Surviving Corporation and to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for the matters that are subject of the Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.
(h)    During the thirty (30)-day period commencing upon receipt by the Claim Notice Recipient of a Claim Notice from an Indemnitee (the “Dispute Period”), the Claim Notice Recipient may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Claim Notice Recipient: (i) agrees that the full Claimed Amount is due and payable to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such amount in clause (i) or (ii), an “Agreed Amount”) is due and payable to the Indemnitee; (iii) indicates that no part of the Claimed Amount is due and payable to the Indemnitee or (iv) requests such additional information as the Claim Notice Recipient may reasonably require in order to determine whether all or part of such Claimed Amount is due and payable to the Indemnitee. Any part of the Claimed Amount that is not agreed to be due and payable to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Claim Notice Recipient asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) being referred to as the “Contested Amount”. If a Response Notice is not received by the Indemnitee from the Claim Notice Recipient prior to the expiration of the Dispute Period, then the Claim Notice Recipient shall be conclusively deemed to have agreed that the full Claimed Amount referred to in the applicable Claim Notice is due and payable to the Indemnitee and such amount shall also be deemed to be an “Agreed Amount.”
(i)    If the Claim Notice Recipient delivers a Response Notice in accordance with Section 5.5(b)(iv), the Indemnitee will respond (a “Further Information Notice”) to such Response Notice within thirty (30) days after receipt of such Response Notice, and the Claim Notice Recipient shall provide a Response Notice in accordance with Section 5.5(b)(i), (ii) or (iii) within fifteen (15) Business Days after receipt of such Further Information Notice.
(j)    If the Claim Notice Recipient in its Response Notice agrees that an Agreed Amount is owed to the Indemnitee, or if no Response Notice is received by the Indemnitee from the Claim Recipient prior to the expiration of the Dispute Period, then (i) within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, (A) if the Parent is the Indemnitee, then, subject to the limitations set forth in Section 5.3, the Stockholders’ Agent shall instruct the Escrow Agent to remove from the Escrow Account and return to Parent such number of shares of Parent Common Stock as are equal to (x) such Agreed Amount divided by (y) the Per Share Price; provided that, to the extent such Agreed Amount exceeds the balance of the Escrow Amount, and the Damages relate to a breach of the Company Fundamental Reps or to misrepresentation or fraud, each Company Indemnitor shall pay its several portion of such excess of such Agreed Amount above the balance of the Escrow Account, or (B) if the Stockholders Indemnitee is the Indemnitee, then, subject to the limitations set forth in Section 5.3, Parent shall pay the Agreed Amount to the Stockholder Indemnitees in cash; and each Company Indemnitor shall be entitled to receive its Pro Rata Portion of such Agreed Amount with respect to each share of Company Capital Stock owned by such Company Indemnitor as of the Effective Time. Following a distribution from the Escrow Amount pursuant to subsection (A) above, the balance of the Escrow Amount shall be reduced by such Agreed Amount as of the date of such distribution.
(k)    If any Response Notice expressly indicates that there is a Contested Amount, the Claim Notice Recipient and the Indemnitee shall attempt in good faith for a period not to exceed ten (10) Business Days, unless otherwise mutually agreed, to resolve the dispute related to the Contested Amount. If the Claim Notice Recipient and the Indemnitee resolve such dispute, such resolution shall be binding on all of the Company Indemnitors, Parent, Merger Sub, the Surviving Corporation and such Indemnitee, and a settlement agreement stipulating the amount owed to such Indemnitee shall be signed by such Indemnitee and the Claim Notice Recipient and the amount so stipulated in such settlement agreement shall be treated as an Agreed Amount. If no such agreement can be reached during such ten (10) Business Day period, then Parent or the Stockholders’ Representative may institute proceedings in court in accordance with Section 10.8 to resolve any such dispute. Each of Parent and Stockholders’ Representative shall in all instances seek to resolve such disputes in as expeditious a manner as practicable.
5.6    Defense of Third-Party Claims. Subject to Section 4.2 with respect to Fiduciary Claims and Section 5.6(g) with respect to Transaction-Based Claims, in the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub, the Company, Parent, any Eligible Stockholder or any other Person) other than a claim relating to Taxes, which shall be subject to Article 9, with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 5 (“Third Party Claims”), the obligations and liabilities of any Indemnitor shall be governed by and contingent upon the following additional terms and conditions:
(a)    if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Stockholders’ Agent, if the Indemnitee is a Parent Indemnitee, or Parent, if the Indemnitee is a Stockholder Indemnitee, notice of such Third Party Claim promptly following the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release an Indemnitor from any of its obligations under this Article 5 except to the extent such failure materially prejudices the defense of such Legal Proceeding. The notice of claim shall describe in reasonable detail the facts known to the Indemnitee giving rise to such indemnification claim, and to the extent determinable the amount or good faith estimate of the amount arising therefrom.
(b)    The Stockholders’ Agent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by the Company Indemnitors and Parent shall be entitled to assume and control the defense of a Third Party Claim that is subject to indemnification by Parent, in each case at its own expense (or, in the case of the Stockholders’ Agent, at the Company Indemnitors’ expense) and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnitee) if it gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of such notice from the Indemnitee; provided, however, that (A) the Stockholders’ Agent shall not have the right to assume the defense of a Third Party Claim subject to indemnification by the Company Indemnitors if there is reasonably likely to exist a conflict of interest that would make it materially prejudicial to the Parent Indemnitee (in the reasonable judgment of counsel to such Parent Indemnitee) for the same counsel to represent both the Parent Indemnitee and the Stockholders’ Agent and (B) Parent shall not have the right to assume any Third Party Claim if there is reasonably likely to exist a conflict of interest that would make it materially prejudicial to the Stockholder Indemnitee (in the reasonable judgment of counsel to the Stockholders’ Agent) for the same counsel to represent both the Stockholder Indemnitee and Parent. The Indemnitee shall cooperate with the Stockholders’ Agent or Parent, as the case may be, in such defense and make available to the Stockholders’ Agent or Parent at the Stockholders’ Agent’s or Parent’s expense, as the case may be, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably requested by the Stockholders’ Agent or Parent. Except with the written consent of the Indemnitee, or in the case of a Stockholder Indemnitee, the Stockholders’ Agent (such consent not to be unreasonably withheld), the Stockholders’ Agent or Parent, as the case may be, will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnitee by the third party of a release from all Liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Legal Requirements by the Indemnitee (or any affiliate thereof), (B) any Liability on the part of the Indemnitee (or any affiliate thereof) or (C) any violation of the rights of any Person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnitee (or any affiliate thereof); or (iii) in the case of a Parent Indemnitee, which exceeds the reimbursement available through reduction of the balance of the Escrow Amount at the next Distribution Date.

(c)    In the event that the Stockholders’ Agent fails or elects not to assume the defense of a Parent Indemnitee against such Third Party Claim which the Stockholders’ Agent had the right to assume pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Eligible Stockholders, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Stockholders’ Agent, on such terms as such Parent Indemnitee may deem appropriate, and the Parent Indemnitee may seek prompt reimbursement from the Escrow Amount, subject to the limitations set forth in this Section 5, for any Damages incurred in connection with such settlement. If the Stockholders’ Agent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
(d)    In the event Parent fails or elects not to assume the defense of a Stockholder Indemnitee against such Third Party Claim which Parent had the right to assume pursuant to Section 5.5(b), the Stockholder Indemnitee shall have the right, at the expense of Parent, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to Parent, on such terms as such Stockholder Indemnitee may deem appropriate, and the Stockholder Indemnitee may seek prompt reimbursement from Parent, subject to the limitations set forth in this Article 5, for any Damages incurred in connection with such settlement. If Parent does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Stockholder Indemnitee shall have no obligation to do so.
(e)    In the event that the Stockholders’ Agent is not entitled to assume the defense of the Parent Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Parent Indemnitee shall have the right, at the expense of the Company Indemnitors’ (through reduction of the balance of the Escrow Amount at the next Distribution Date as if such expenses were Agreed Amounts), to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Stockholders’ Agent, and, subject to the limitations set forth in this Section 5, the Parent Indemnitee shall be entitled to obtain reimbursement from the Escrow Amount (through reduction of the balance of the Escrow Amount at the next Distribution Date as if such expenses were Agreed Amounts) for any Damages incurred in connection with such judgment or settlement. In such case, the Parent Indemnitee shall conduct the defense of the Third Party Claim actively and diligently, and the Stockholders’ Agent shall cooperate with the Parent Indemnitee in such defense and make available to the Parent Indemnitee, at the Company Indemnitors’ expense (through reduction of the Parent Holdback Amount at the next Distribution Date as if such expenses were Agreed Amounts), all such witnesses, records, materials and information in the Stockholders’ Agent’s possession or under the Stockholders’ Agent’s control relating thereto as is reasonably requested by the Parent Indemnitee.
(f)    In the event that Parent is not entitled to assume the defense of the Stockholder Indemnitee against such Third Party Claim pursuant to Section 5.5(b), the Stockholders’ Agent shall have the right, at the expense of Parent, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to Parent, and, subject to the limitations set forth in this Section 5, the Stockholders’ Agent may seek prompt reimbursement from Parent for any Damages incurred in connection with such judgment or settlement. In such case, the Stockholders’ Agent shall conduct the defense of the Third Party Claim actively and diligently, and Parent shall cooperate with the Stockholders’ Agent in such defense and make available to the Stockholders’ Agent, at Parent’s expense, all such witnesses, records, materials and information in Parent’s possession or under Parent’s control relating thereto as is reasonably requested by the Stockholders’ Agent.
(g)    Notwithstanding anything in this Agreement to the contrary, the parties agree that Parent and the Surviving Corporation shall have the right to assume control of the defense of any claim or Legal Proceeding pursuant to Section 5.2(a)(iii) or otherwise relating to the transactions contemplated hereby (a “Transaction-Based Claim”), with counsel of Parent’s choosing; provided that Parent and the Surviving Corporation shall not, without the Stockholders’ Agent’s consent, enter into a settlement or consent to the entry of any judgment with respect to a Transaction-Based Claim unless (i) such settlement or judgment provides a full and complete release of the Stockholder Indemnitees and (ii) either (A) such settlement requires only the payment of money up to the following amounts: the amount of the Common Per Share Stock Consideration with respect to each share of Company Common Stock, the amount of the Series A Preferred Per Share Stock Consideration with respect to each share of Company Series A Preferred Stock, the amount of the Series B Preferred Per Share Stock Consideration with respect to each share of Company Series B Preferred Stock, and the amount of the Series C Preferred Per Share Stock Consideration with respect to each share of Company Series C Preferred Stock (the “Applicable Per Share Amounts”) or (B) Parent and the Surviving Corporation assume liability for, and release and waive any claims for indemnification by the Stockholder Indemnitees for, all Damages in excess of the Applicable Per Share Amounts. The Stockholders’ Agent and the Stockholder Indemnitees shall cooperate with Parent and the Surviving Corporation in such defense and make available to them all witnesses, pertinent records, materials and information in the Stockholder Indemnitees’ possession or under the Stockholder Indemnitees’ control relating thereto. The Stockholders’ Agent shall have the right to participate in (but not control) the defense of a Transaction-Based Claim assumed by Parent, at the Company Indemnitors’ expense, by retaining independent legal counsel reasonably satisfactory to Parent. Notwithstanding the foregoing, if Parent determines that a conflict of interest or potential conflict of interest exists between the Stockholder Indemnitees and Parent, the Stockholders’ Agent may retain one (1) independent legal counsel reasonably satisfactory to Parent, and Parent or the Surviving Corporation shall pay such reasonable fees and expenses of such counsel as are acceptable to Parent; provided that none of the Stockholders’ Agent and the Eligible Stockholders shall settle, compromise, discharge or consent to the entry of any judgment with respect to a Transaction-Based Claim without Parent’s prior written consent, which consent will be in Parent’s sole discretion.
5.7    Remedies Exclusive; Sole Recourse. From and after the Effective Time, the rights of the Indemnitees to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 5, and such indemnification rights shall be the sole and exclusive remedies of the Indemnitees subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or the Merger or arising in connection herewith or therewith. Notwithstanding the foregoing, nothing in this Article 5 shall preclude any Stockholder Indemnitee from receiving proceeds from or participating in any class action brought by or on behalf of stockholders of Parent against Parent or any of its

Affiliates, even if the event or matter underlying such claim against the Parent or any of its Affiliates might otherwise be deemed a matter for which any Stockholder Indemnitee could seek indemnification against Parent or any of its Affiliates. The return to Parent of shares of Parent Common Stock from the Escrow Amount shall be the Parent Indemnitees’ sole recourse for all Damages, except with regard to the Company Fundamental Reps and misrepresentation or fraud or pursuant to Section 5.2(a)(ii), subject to the limitations set forth in this Article 5. Except as provided in this Article 5, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement. Notwithstanding anything to the contrary contained herein, with regard to any Claim, Parent shall be required to seek reimbursement from the balance of the Escrow Amount before pursuing any other remedy.
6.    ESCROW
6.1    Establishment of Escrow. At the Effective Time, Parent shall deliver the Escrow Amount to American Stock Transfer or such other escrow agent as may be mutually agreed by the Parties (the “Escrow Agent”) as security for any indemnification payments required to be made to Parent or Merger Sub pursuant to Article 5 hereof. The Escrow Agent shall deposit the Escrow Amount into an account owned by Parent (the “Escrow Account”) and shall hold the Escrow Amount pursuant to the terms of an escrow agreement to be agreed by the Parties in good faith and acting reasonably. The shares of Parent Common Stock constituting the Escrow Amount shall accrue dividends as if such shares were issued as Merger Consideration and Note Holder Payments as of the Effective Time, provided that no dividends that would otherwise be required to be paid on such shares shall be paid unless and until such shares are released to the Company Indemnitors in accordance with this Article 6. The balance of the Escrow Amount shall be reduced from time to time as set forth in Section 5.5, Section 5.6 and this Article 6 and such funds shall be delivered to the Company Indemnitors at the times and in the manner set forth in Section 5.5, Section 5.6 and this Article 6.
6.2    Release of Escrow Amount.
(e)    Within three (3) Business Days after the Expiration Date (the “Initial Distribution Date”), subject to Section 1.11, the Company Indemnitors shall receive, in the aggregate, a number of shares of Parent Common Stock equal to (A) minus (B) minus (C), where (A) equals the then-remaining balance of the Escrow Amount; (B) equals all shares constituting an Agreed Amount that have not already been distributed to the Parent pursuant to Section 5.5; and (C) equals any outstanding Claimed Amount (excluding any shares constituting an Agreed Amount that already have been distributed to the Company Indemnitors pursuant to Section 5.5) (such aggregate amount, the “Initial Distribution Date Amount”). On the Initial Distribution Date, the Escrow Agent shall release to each Company Indemnitors its Pro Rata Portion of the Initial Distribution Date Amount with respect to each share of Company Capital Stock owned by such Company Indemnitors as of the Effective Time. Following the Initial Distribution Date, the balance of the Escrow Amount shall be reduced by the Agreed Amount as of such date and the number of shares distributed to Company Indemnitors with respect to such Initial Distribution Date.
(f)    After the Initial Distribution Date, within three (3) Business Days after the date on which any Claims with respect to any outstanding Claimed Amount as of the Initial Distribution Date are fully and finally resolved pursuant to a Final Resolution (a “Post-Initial Distribution Date”), subject to Section 1.11, the Company Indemnitors shall receive, in the aggregate, a number of shares of Parent Common Stock equal to (A) minus (B) minus (C), where (A) equals the then remaining balance of the Escrow Amount, (B) equals all shares constituting an Agreed Amount that have not already been distributed to the Parent pursuant to Section 5.5; and (C) equals any outstanding Claimed Shares (excluding any shares constituting an Agreed Amount that already have been distributed to the Company Indemnitors pursuant to Section 5.5) (such aggregate amount, the “Post-Initial Distribution Date Amount”). On each Post-Initial Distribution Date, the Escrow Agent shall release to each Company Indemnitors its Pro Rata Portion of each such Post-Initial Distribution Date Amount with respect to each share of Company Capital Stock held by such Company Indemnitors as of the Effective Time. Following a Post-Initial Distribution Date, the balance of the Escrow Amount shall be reduced by the Agreed Amount as of such date and the number of shares distributed to Company Indemnitors with respect to such Post-Initial Distribution Date.
(g)    Any shares of Parent Common Stock required to be delivered to the Company Indemnitors pursuant to Section 6.2(a) or 6.2(b), shall be delivered by the Escrow Agent directly to the Company Indemnitors, provided that the Stockholders’ Agent shall have delivered to Parent and Escrow Agent on the Expiration Date an updated Allocation Spreadsheet setting forth the Pro Rata Portion of such shares to be delivered to each Company Indemnitors, the names of each Company Indemnitors in which such shares are to be issued and cash paid and, to the extent any update has been received by the Stockholders’ Agent, a mailing address where delivery of such shares and cash may be made to each such Company Indemnitors.
(h)    Notwithstanding anything to the contrary set forth in Article 5 or this Article 6, any Company Indemnitor may elect, in his, her or its sole discretion, to satisfy any indemnification obligations owed to a Parent Indemnitee under Article 5 in cash rather than shares of Parent Common Stock.
6.3    Indemnification of Escrow Agent. The Parent and the Stockholders’ Agent (solely through the Escrow Amount and not directly) agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Parent, on the one hand, and the Escrow Amount, on the other hand, shall each be liable for one-half of such amounts and such amounts shall not be deemed as Damages to either party pursuant to Article 5. In the event the Escrow Amount is insufficient to cover the one-half of such amounts for which it is responsible, such shortfall shall be paid by the Parent.
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent in writing) of the following conditions as of the Closing Date:
7.1    Representations and Warranties. Except as set forth in the Disclosure Schedule, each of the representations and warranties of the Company and the Seller Parties contained in this Agreement and each of the other Transaction Documents shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date), except (in the case where such representations and warranties are not qualified by materiality or a Company Material Adverse Effect) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a Company Material Adverse Effect. The representations and warranties of Company and the Seller Parties contained in Sections 2.1, 2.3 and 2.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
7.2    Covenants and Agreements. The Company and the Seller Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each of the other Transaction Documents to be performed and complied with by them prior to or on the Closing Date.
7.3    Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2.
7.4    Legal Prohibition. No Legal Restraint shall be in effect and no order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.
7.5    Necessary Consents. The Company shall have obtained all consents and shall have provided (in the reasonable judgment of Parent’s counsel) all notices listed on Exhibit F.
7.6    Executed Joinder Agreements. Holders of the Company Capital Stock and Note Holders (other than the Seller Parties) the collectively holding 90% of aggregate Merger Consideration and Note Holder Payments (other than such amounts due to the Seller Parties) shall have executed and delivered to Parent their respective Stockholder Joinder Agreements and Note Holder Joinder Agreements, as applicable.
7.7    Executed Lock-Up Agreements. Holders of the Company Capital Stock and Note Holders shall have executed and delivered to Parent their Underwriters’ Lockup Agreements.
7.8    Company Approvals. The Required Merger Stockholder Votes and the

approval of the Board of Directors of the Company shall have been obtained and the Company shall have delivered within 24 hours following the execution and delivery of this Agreement evidence thereof in the form of irrevocable written consents of the holders of the Company Capital Stock representing the Required Merger Stockholder Vote adopting and approving the Merger and this Agreement.
7.9    Company Financial Statements. Parent shall have received all Company Financial Statements.
7.10    Good Standing. Parent shall have received confirmation that the Company and each of its Subsidiaries is in good standing in the state of its formation and any other required jurisdictions.
7.11    Encumbrances. All Encumbrances on the Company, any of its Subsidiaries and any of their assets shall have been released.
7.12    FIRPTA Certificate. The Company shall deliver to Parent at the Closing a certificate or certificates, in compliance with Treasury Regulations Section 1.1445‑2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.
7.13    Allocation Spreadsheet. The Company shall deliver to Parent the Allocation Spreadsheet pursuant to Section 1.6(b).
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the Closing Date:
8.1    Representations and Warranties. Except as set forth in the Parent Disclosure Schedule, each of the representations and warranties of Parent and Merger Sub contained in this Agreement and each of the other Transaction Documents shall be true and correct as of the date hereof and as of the Closing Date (except with respect to representations and warranties that speak to an earlier date, in which case, they shall be so true and correct as of such earlier date), except (in the case where such representations and warranties are not qualified by materiality or a Parent Material Adverse Effect) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute a Parent Material Adverse Effect. The representations and warranties of Parent and Merger Sub contained in Sections 3.1, 3.3 and 3.6 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
8.2    Covenants and Agreements. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each of the other Transaction Documents to be performed and complied with by it prior to or on the Closing Date.
8.3    Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1 and 8.2.
8.4    Legal Prohibition. No Legal Restraint shall be in effect and no order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.
9.    TAX MATTERS
9.1    Tax Covenants.
It is the intention of the parties hereto to treat any indemnity payment made under this Agreement as an adjustment to the consideration payable pursuant to Article 1 for all Tax purposes, and the parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final determination.
9.2    Tax Audits and Contests; Cooperation. After the Closing, Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax Liability or refund with respect to the Company (the conduct of any such audit, claim for refund or proceeding relating to an asserted Tax Liability referred to herein as a “Contest”). Parent shall promptly notify the Stockholders’ Agent upon receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Company Indemnitors may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), provided, however, that a failure to give such notice shall not relieve the Company Indemnitors of any obligation to indemnify Parent or any Affiliate of Parent (including the Company after the Closing Date) for any loss arising out of such asserted Tax Matter except to the extent that such failure to give such notice actually materially prejudices the Company Indemnitors. Neither Parent nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter (other than a Tax Matter that could reasonably be expected to adversely affect Parent or any of its Affiliates (including the Company after the Closing Date) following the Closing Date) that adversely affects or may adversely affect the Tax Liability or indemnification obligations for Taxes hereunder of the Company Indemnitors or any Affiliate of the foregoing without the written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed; provided that it shall be a condition to such consent right that (i) the Stockholders’ Agent confirm in writing that the Tax Matter subject to the Contest is subject to indemnification pursuant to Section 5.2, (ii) the Stockholders’ Agent provides Parent with evidence acceptable to Parent that the balance of the Escrow Amount (or security provided by the Stockholders) is sufficient to fulfill the indemnification obligations in respect of such Tax Matter, and (iii) if it is required in order to defend the Tax Matter that the Tax claimed be paid to a Governmental Body and a refund pursued, the full amount of Taxes required to be paid in advance to such Governmental Body has been advanced to Parent out of the Escrow Fund or by the Stockholders. The Parent shall keep the Stockholders’ Agent fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall consider in good faith all reasonable comments provided by the Stockholders’ Agent.
9.3    Preparation of Tax Returns and Payment of Taxes.
(a)    Parent shall prepare (or cause to be prepared), and timely file (or cause to be filed) all Tax Returns of the Company with any Governmental Body due after the Closing Date. All such Tax Returns shall be prepared consistently with past practice and in accordance with applicable law. The Eligible Stockholders shall pay (or cause to be paid) to the Parent for payment to the applicable Governmental Body on a timely basis all Taxes of the Company attributable to a Pre-Closing Tax Period to the extent such Taxes exceed the amount (i) accrued for current Taxes set forth on the face of the Closing Statement (as finally determined pursuant to Section 1.7) and (ii) specifically taken into account in calculating the Post-Closing Adjustment, if any. This payment shall not be duplicative of any indemnity obligation. The Parent shall pay (or cause to be paid) on a timely basis all other Taxes of the Company. The Parent shall have the right, to the extent permitted by law, to cause the Company to treat the Closing Date as the last day of a taxable period.
(b)    In the case of Tax Returns that are filed with respect to or which include a Pre-Closing Tax Period, Parent shall prepare such Tax Returns and shall deliver any such Tax Return to the Stockholders’ Agent for its review at least 30 days prior to the date such Tax Return is required to be filed. If the Stockholders’ Agent disputes any item on such Tax Return, it shall notify Parent of such disputed item (or items) and the basis for its objection, and the Stockholders’ Agent and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such notice to resolve such objections. If Parent and the Stockholders’ Agent are unable to resolve all objections during such 15-day period, then any remaining disputes, and only such remaining disputes, shall be resolved by the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The fees, costs and expenses of the Accounting Firm shall be allocated equally between Parent, on the one hand, and the Eligible Stockholders, on the other hand.
9.4    Conveyance Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Eligible Stockholders and Parent shall each pay 50% of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and the Eligible Stockholders and Parent shall jointly prepare and timely file all Tax Returns with respect to such Taxes, with preparation and filing expenses being borne 50% by Eligible Stockholders and 50% by Parent.
9.5    Parachute Payments. Before the Effective Time, the Company shall (a) submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Section 280G of the Code) the material facts concerning all payments and benefits that, in the absence of stockholder approval of such payments and benefits, would be “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Parachute Payments”), which will satisfy all of the applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and (b) solicit the approval and consent of all such Persons with respect to the Parachute Payments. The Company’s board of directors shall recommend approval of the Parachute Payments, unless such recommendation would be inconsistent with the fiduciary duties and obligations of the Company’s board of directors or other applicable Legal Requirements.
9.6    Reorganization. Provided the Seller Parties exchange for an amount of voting stock of Parent an amount of stock in the Company that represents “control” of the Company within the meaning of Internal Revenue Code Section s 368(a)(2)(E) and 368(c), the parties intend that the transactions contemplated hereunder will qualify as a reorganization under Internal Revenue Code Section 368(a) and will file all Tax Returns consistently with such treatment. Except as specifically provided for herein, the parties will not take any action that could cause the transactions herein to fail to qualify for such treatment.
10.    MISCELLANEOUS
10.1    Stockholders’ Agent.
(h)    Appointment. By virtue of the adoption of this Agreement, the Company Indemnitors irrevocably nominate, constitute and appoint AmossyKlein Family Holdings, LLLP as the agent and true and lawful attorney in fact of the stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Company Indemnitors for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate to carry out the intent of this Agreement, including any claims for indemnification, compensation or reimbursement under Article 5 and any amendment to this Agreement following the Effective Time. AmossyKlein Family Holdings, LLLP hereby accepts its appointment as Stockholders’ Agent.
(i)    Authority. The Company Indemnitors grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Company Indemnitors (in the name of any or all of the Company Indemnitors or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to this Agreement, including any claim for indemnification, compensation or reimbursement under Article 5; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Eligible Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholders’ Agent, as fully binding upon such stockholder.
(j)    Power of Attorney. The Company Indemnitors recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii)

may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Company Indemnitors.
(k)    Binding Power. The Company Indemnitors shall be bound by all actions taken by the Stockholders’ Agent in its capacity thereof pursuant to the authority granted in Sections 10.1(a) and (b). The Stockholders’ Agent shall at all times act in its capacity as Stockholders’ Agent in a manner that the Stockholders’ Agent believes to be in the best interest of the Company Indemnitors. Neither the Stockholders’ Agent nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Agent may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. Each Eligible Stockholder shall indemnify, defend and hold harmless and reimburse the Stockholders’ Agent from and against any and all liabilities, losses, Damages, claims, costs or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) suffered or incurred by the Stockholders’ Agent arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement or any action taken or omitted to be taken by the Stockholders’ Agent under this Agreement, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been primarily caused by the gross negligence, bad faith or willful misconduct of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Company Indemnitors the amount of such indemnified Agent Losses attributable to such gross negligence, bad faith or willful misconduct. If not paid directly to the Stockholders’ Agent by the Company Indemnitors, any such Agent Losses may be recovered by the Stockholders’ Agent from the shares in the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Company Indemnitors; provided, that while this section allows the Stockholders’ Agent to be paid from the Escrow Amount, this does not relieve the Company Indemnitors from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary herein, the Stockholders’ Agent shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Indemnitors unless the Stockholders’ Agent is expressly authorized to do so in a writing signed by such Company Indemnitors.
(l)    Replacement. If the Stockholders’ Agent shall resign, be dissolved or otherwise be unable to fulfill its responsibilities hereunder, the Company Indemnitors shall (by consent of those Persons entitled to at least a majority of the Merger Consideration and Note Holder Payments, in aggregate), within 10 days after such death, disability, resignation or inability, appoint a successor to the Stockholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Company Indemnitors.

10.2    Further Assurances; Limitations. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
10.3    Fees and Expenses. Except as otherwise specifically provided herein, subject to Section 10.1(d), each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.
10.4    Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address number set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub: Viggle Inc. 902 Broadway, 11th Floor New York, NY 10010 Attention: Tom McLean,	General Counsel email: tom@viggle.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Dennis Block, Esq.
    Margaret Butler, Esq.
Facsimile:    (212) 805-5555
    (212) 801-6400
If to the Company:
Choose Digital Inc.
310 NW 26th Street
Suite 4
Miami, FL 33127
Attention: Stephen Humphreys
    Mario Cruz
with a copy (which shall not constitute notice) to:

Akerman LLP
One Southeast Third Avenue
25th Floor
Miami, FL 33131
Attention: Teddy Klinghoffer, Esq.
    Martin Burkett, Esq.
Facsimile:    (305) 374-5095
If to the Stockholders’ Agent:

AmossyKlein Family Holdings, LLLP
c/o Yossi Amossy
11900 Biscayne Blvd., Suite 300
Miami, FL 33181
Notwithstanding anything to the contrary contained herein, any notice received on any Business Day after 5:00 p.m. (addressee’s local time) or on a day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

10.6    Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.7    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
10.8    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).
(b)    Venue. Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the Borough of Manhattan in the State of New York. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the Borough of Manhattan in the State of New York (and each appellate court located in the State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
10.9    Successors and Assigns. Except as provided below, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void; provided, that after the Effective Time, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Article 5), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any).
10.10    Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it at law or in equity) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
10.11    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Effective Time, by the parties hereto by action taken by or on behalf of their respective boards of directors; provided, however, that no amendment of this Agreement shall be made, that by Legal Requirements or in accordance with the rules of any stock exchange requires approval by the stockholders of the Company and/or requires approval of the stockholders of Parent, without obtaining such approval; and (b) after the Effective Time, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Company Indemnitors).
10.14    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
10.15    Parties-in-Interest. Except for the provisions of Section 4.2 and Article 5 (Indemnification), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no Company Employee (other than as an Eligible Stockholder or as set forth in Sections 4.1 and 4.2) shall have any rights or remedies under any of the provisions of this Agreement.
10.16    Entire Agreement. This Agreement and the other agreements and documents delivered by the parties in connection herewith constitute the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.
10.17    Construction.
(a)    Gender; Etc. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. No provision of this Agreement shall be construed to require the Company, Parent or Merger Sub, or any of their respective Subsidiaries or affiliates to take action that would violate applicable Legal Requirements. Unless otherwise indicated, all sums of money referred to in this Agreement, including references to “dollars” or “$”, are expressed in lawful money of the United States of America.
(b)    Ambiguities. Each party hereto acknowledges that it and its attorney has reviewed this Agreement and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    References. All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified. All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The table of contents and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
VIGGLE INC.

By: /s/ John C. Small
Name: John C. Small
Title: Chief Financial Officer

VIGGLE MERGER SUB III INC.

By: /s/ John C. Small
Name: John C. Small
Title: Chief Financial Officer

CHOOSE DIGITAL INC.

By: /s/ Stephen Humphreys
Name: Stephen Humphreys
Title: Chief Executive Officer

AMOSSYKLEIN FAMILY HOLDINGS, LLLP, solely in its capacity as Stockholders’ Agent

By: /s/ Yossi Amossy
Name: Yossi Amossy
Title: Manager

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
AMOSSYKLEIN FAMILY HOLDINGS, LLLP
By: /s/ Yossi Amossy
Name: Yossi Amossy
Title: Manager

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
INTEGER INVESTMENTS LTD

By: /s/ Nayan Patnak
Name: Nayan Patnak
Title: Shareholder

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
PETER AND IRENE BAUM, AS TENANTS BY THE ENTIRETY

/s/ Peter Baum
Peter Baum

/s/ Irene Baum
Irene Baum

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Yossi Amossy
YOSSI AMOSSY

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Kevin Shone
KEVIN SHONE

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Stephen Humphreys
STEPHEN HUMPHREYS

[SIGNATURE PAGE TO MERGER AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Mario Cruz
MARIO CRUZ

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Annex I):
“Accounting Firm” shall mean an independent auditor of recognized national standing jointly selected by Parent and the Stockholders’ Agent.
“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.
“Agreement” shall mean the Agreement and Plan of Merger to which this Annex I is attached (including the Disclosure Schedule, the Parent Disclosure Schedule, and all other exhibits, schedules and annexes hereto), as it may be amended from time to time.
“Aggregate Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the Dollar Value Amount divided by the Per Share Price subject to any adjustments pursuant to Section 1.5(b)(i).
“Anniversary Date Dollar Value” means the average closing price per share of the Parent Common Stock as reported on the NASDAQ Capital Market for the twenty (20) consecutive trading-day period ending on the trading day immediately prior to the first anniversary of the Closing Date, multiplied by the Aggregate Stock Consideration received by the Eligible Stockholders and Note Holders, as adjusted for any stock splits, dividends, combinations or other similar recapitalization with respect to such shares; provided that, if shares of Parent Common Stock are not then listed on the NASDAQ Capital Market, the price per share shall be as reported on any national securities exchange or the over-the-counter-bulletin board.
“Balance Sheet Rules” shall mean, collectively, the accounting principles, methods and practices used in preparing the Company Financial Statements, applied on a consistent basis and in accordance with GAAP.
“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in New York City or a federal holiday in the United States.
“Claimed Shares” shall mean such number of shares of Parent Common Stock equal to the quotient of (a) all outstanding Claimed Amounts, divided by (b) the Per Share Price as of the applicable Distribution Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Per Share Stock Consideration” shall mean the amount set forth on Exhibit G.
“Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.
“Company Contract” shall mean any Contract to which the Company is a party.

Annex-1

“Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Offerings, including Company-Licensed Data, Company-Owned Data and Personal Data.
“Company Employee” shall mean any current or former employee, independent contractor or director of the Company.
“Company Employee Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company, on the one hand, and any Company Employee, on the other hand, other than any such management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.
“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation (other than base wage or salary), severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has any Liability or obligation, excluding any Company Employee Agreement, but including any employee benefit plans as defined in Section 3 of ERISA.
“Company IP” shall mean all Intellectual Property and Intellectual Property Rights in which the Company or any of its Subsidiaries has (or purports to have) an ownership interest or an license.
“Company IP Contract” shall mean any written Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or Company IP or any Intellectual Property developed by, with or for the Company.
“Company-Licensed Data” shall mean such data for which the Company has valid and subsisting contractual rights to Process or to have Processed all third-party-owned data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company.
“Company Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (i) the business, financial condition, assets, Liabilities, operations or results of operations of the Company or (ii) the ability of the Company or the Surviving Corporation to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries, markets, or geographical areas in which Company operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements

Annex-2

(or change in the enforcement of any Legal Requirements by any Governmental Body or GAAP, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, and (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a material contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby which, in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect the Company relative to other companies in the industries in which it operates. For the avoidance of doubt, a “Company Material Adverse Effect” shall be measured only against past performance of the Company and not against any forward-looking statements, projections or forecasts of the Company or any other Person.
“Company Offerings” means any products or services developed, manufactured, offered, provided, sold or otherwise distributed by or for the Company or any of its Subsidiaries, including any products or service offerings under development that form the basis, in whole or in part, of any revenue or business projection provided to Parent.
“Company Option” shall mean an option to purchase shares of Company Common Stock granted pursuant to the Company Option Plan.
“Company Option Plan” shall mean the Company’s 2012 Incentive Stock Option Plan, as amended from time to time.
“Company Privacy Policy” and “Company Privacy Policies” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any website owned or operated by the Company; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.
“Company Registered IP” shall mean all Intellectual Property Rights in Company-Owned IP that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks and all applications for any of the foregoing.
“Company Related Party” shall mean: (a) each current executive officer or director of the Company, and (b) any owner of more than ten percent (10%) of the voting power of the outstanding capital stock of the Company.
“Company Restricted Stock Award” shall mean each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Employee Plan, other than Company Options.

Annex-3

“Company Source Code” shall mean, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company IP or Company Offerings.
“Company Stockholder Approval” shall mean approval of the adoption of this Agreement and the consummation of the transactions contemplated hereby by the Required Merger Stockholder Votes in accordance with the DGCL and the Company’s Charter Documents.
“Consent” shall mean any approval, clearance, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, license, sublease, sublicense, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Damages” shall include any loss, damage, injury, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature (excluding any consequential, incidental, indirect, punitive or special damages, decline in value and lost opportunity or profit) actually incurred; provided that, for the avoidance of doubt, any such damages required to be paid by an indemnitee to a third party shall be considered “Damages” subject to indemnification under the Agreement.
“Distribution Date” shall mean the Initial Distribution Date and each Post-Initial Distribution Date.
“Dollar Value Amount” shall mean $9,541,682.68.
“Eligible Stockholders” shall mean the Non-Dissenting Stockholders.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, title defect or objection, equitable interest, option, easement, right of way, preference, priority, right of first refusal, condition, limitation or restriction of any nature any agreement to grant any of the foregoing.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
“Environmental Law” shall mean: all Legal Requirements relating to the protection of the Environment or to the manufacture, formulation, processing, treatment, storage, containment,

Annex-4

labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant.
“Environmental License” means any Governmental Authorization required by or pursuant to any applicable Environmental Laws.
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Escrow Amount” shall mean a number of restricted (within the meaning of Rule 144 under the Securities Act) shares of Parent Common Stock equal to (x) 12.5% of Parent Common Stock included in the Merger Consideration divided by (y) the Per Share Price.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Adjustment Date” shall mean the date which is five (5) Business Days following the determination of the Post-Closing Adjustment.
“Final Resolution” (a) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves any dispute arising under, in connection with or relating to this Agreement or (b) a written agreement executed by Parent and the Stockholders’ Agent that resolves any dispute arising under, in connection with or relating to this Agreement.
“Free Software” means any Open Source Materials licensed under a license agreement that requires, as a condition of being distributed or otherwise, that the source code for the Open Source Materials or any derivative works thereof be made available to licensees to whom such software is distributed.
“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body.
“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature

Annex-5

(including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnitees” shall mean the Parent Indemnitees and the Stockholder Indemnitees, as applicable.
“Indemnitors” shall mean the Company Indemnitors or Parent, as the case may be.
“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, mortgage or other encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.
“Intellectual Property” means any and all: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering and manufacturing information and materials, (iii) specifications, designs, models, devices, prototypes, schematics and development tools, (iv) software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter, including without limitation computer source code and object code, blueprints, engineering drawings, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), and any audiovisual works, artwork, designs, photographs, films, slides, music, and mechanicals (“Works of Authorship”), (v) databases and other compilations and collections of data or information, (vi) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill

Annex-6

associated with any of the foregoing, domain names, uniform resource locators, social media user account names, and other names and locators associated with the Internet (collectively “Trademarks”), (viii) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, such as product, marketing, servicing, financial, supplier, and personnel information, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories, and (ix) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.
“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Intellectual Property, including without limitation: (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral, economic and other industrial property rights, however denominated), (iii) other rights with respect to software, including registrations thereof and applications therefor, (iv) industrial design rights and registrations thereof and applications therefor, (v) rights with respect to Trademarks, and all registrations thereof and applications therefor, (vi) rights with respect to trade secrets, including rights to limit the use or disclosure thereof, (vii) rights with respect to databases, including copyright registrations thereof and copyright applications therefor, (viii) publicity and privacy rights, including all rights with respect to use of any person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials and (ix) any rights equivalent or similar to any of the foregoing.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual has actual knowledge, after due inquiry, of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Stephen Humphreys, Mario Cruz, Barbara Farrell, Thomas Murray or Marco Silva has Knowledge of such fact or other matter. Parent shall be deemed to have “Knowledge” of a particular fact or other matter if Greg Consiglio, John Small or Tom McLean has Knowledge of such fact or other matter.
“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Liability” shall mean any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Annex-7

“Merger Consideration” shall mean with respect to each share of Company Capital Stock outstanding as of the Effective Time, (i) such number of validly issued, fully paid and nonassessable shares of Parent Common Stock and (ii) the right to receive a Pro Rata Portion of the Top-Up Payment, to be provided in exchange therefor in accordance with Section 1.5(a) of this Agreement.
“Net Working Capital” means current assets of the Company, minus the current liabilities of the Company, as determined consistent with the Sample Net Working Capital Calculation set forth in Exhibit H, calculated immediately before, and without giving effect to, the Closing. For the avoidance of doubt, the Transaction Expenses shall not be deemed to be current liabilities for the purposes of calculating Net Working Capital.
“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement dated as of July 17, 2012, between Parent and the Company.
“Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Article  1.
“Note Holder” shall mean each holder of promissory notes of the Company listed on Exhibit E hereto.
“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Body.
“Organizational Document” shall mean, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.
“Parent Capital Stock” shall mean the shares of Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
“Parent Indemnitees” shall mean Parent and its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, successors and assigns; provided, however, that the Company Indemnitors shall not be “Parent Indemnitees.”
“Parent Material Adverse Effect” shall mean any Effect that (considered together with all other Effects) is, or would reasonably be expected to be, materially adverse to: (i) the business,

Annex-8

financial condition, assets, Liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Merger Sub to perform any of its material covenants or obligations under this Agreement; provided that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: any Effect to the extent attributable to: (a) changes in general economic, business or political conditions or the securities markets in general; (b) changes in or affecting the industries, markets or geographical areas in which Parent and its Subsidiaries operate; (c) an earthquake or other natural disaster; (d) a change in applicable Legal Requirements (or change in the enforcement of any Legal Requirements by any Governmental Body) or GAAP, (e) the commencement, continuation or escalation of a war, civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (f) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (including the loss or departure of employees or adverse developments in relationships with suppliers, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Parent’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby , in the case of any of the foregoing clauses (a) through (e) does not disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other companies in the industries in which it operates. For the avoidance of doubt, a “Parent Material Adverse Effect” shall be measured only against past performance of the Parent and not against any forward-looking statements, projections or forecasts of the Parent or any other Person.
“Parent Option” shall mean each option to purchase shares of Parent Common Stock (or exercisable for cash) outstanding under the Parent Incentive Plans or otherwise.
“Per Share Price” means $4.86.
“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments and other governmental levies, fees or charges not yet due and payable; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, be material; (c) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of any Company Leased Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such Company Leased Real Property, and which are not violated by the current use or occupancy of such Company Leased Real Property or the operation of the Company or the Parent and its Subsidiaries, as applicable; (d) purchase money Encumbrances securing rental payments under capital lease or operating lease arrangements; (e) minor Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (f) easements, covenants, conditions, rights of way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Company or the Parent and its Subsidiaries, as applicable, or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto.

Annex-9

“Person” shall mean any individual, Entity or Governmental Body.
“Personal Data” shall mean a natural person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal data under Legal Requirements.
“Pre-Closing Tax Period” shall mean a Tax period or portion thereof ending on or before the Closing Date and, with respect any Tax period that includes but does not end on the Closing Date, the portion of the period that ends on the Closing Date.
“Privacy Laws” means (A) each of the Legal Requirements applicable to the protection or Processing or both of Personal Data, and includes rules relating to the U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Body that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
“Proprietary Software” means any Software that has been distributed by the Company or its Subsidiaries in object code form only (or that is available in source code form only upon the occurrence of an event such as cessation of business or business distress, such as part of a software code escrow).
“Pro Rata Portion” means the percentage set forth next to each Eligible Stockholder’s or Note Holder’s name on the Allocation Spreadsheet, as adjusted to account for any Dissenting Shares or Disregarded Shares.
“Public Offering” means the Parent’s underwritten public offering of 4,375,000 shares of its common stock at a price of $8.00 per share, resulting in approximately $32,100 of net proceeds, which closed on April 30, 2014.
“Representatives” shall mean officers, directors, attorneys, and accountants.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Annex-10

“Series A Preferred Per Share Stock Consideration” shall mean the amount set forth on Exhibit G.
“Series B Preferred Per Share Stock Consideration” shall mean the amount set forth on Exhibit G.
“Series C Preferred Per Share Stock Consideration” shall mean the amount set forth on Exhibit G.
“Stockholder Indemnitees” shall mean each Eligible Stockholder and such Eligible Stockholder’s respective Affiliates, and their respective successors and assigns.
“Subsidiary” shall mean an Entity in which another Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Target Dollar Value” means $13,878,811.17.
“Tax” or “Taxes” shall mean, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Legal Requirements) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, additions to tax or additional amounts with respect thereto, imposed by any federal, state or local taxing authority of any jurisdiction, regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to the Company, or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.
“Tax Benefit” shall mean with respect to any Damages subject to indemnification hereunder, any refund, credit or reduction in otherwise required Tax payments, to the extent of, and as and when received or realized, and in each case, calculated on a “with and without basis” by comparing Taxes that would have been payable without any such refund, credit or reduction and Taxes actually payable taking into account such refund, credit, or reduction.
“Tax Liability” shall mean any liability for Tax.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or

Annex-11

other document or information, including any schedule or attachment thereto or any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Top-Up Payment” means the sum of (a) the Target Dollar Value minus the Anniversary Date Value plus (b) $1,454,545.45 minus the product of (i) the average closing price per share of the Parent Common Stock as reported on the NASDAQ Capital Market (or if shares of Parent Common Stock are not then listed on the NASDAQ Capital Market, the price per share shall be as reported on any national securities exchange or the over-the-counter-bulletin board) for the twenty (20) consecutive trading-day period ending on the trading day immediately prior to the first anniversary of the Closing Date and (ii) 205,761. Notwithstanding anything to the contrary contained herein, in no event shall the Top-Up Payment be greater than $4,791,673.94 in the aggregate.
“Transaction Documents” means this Agreement, any employment agreements executed by Mario Cruz and Stephen Humphreys with the Parent following the transaction, and the Underwriters’ Lockup Agreement.
“Transaction Expenses” shall mean the payouts and fees listed on Exhibit D required to be made by the Company as a result of the transactions contemplated by this Agreement.
“User Data” shall mean any Personal Data collected by or on behalf of the Company, or the Parent or of its Subsidiaries, as applicable, from users of any website owned or operated by the Company, or the Parent or any Subsidiary of the Parent, as applicable.
“Working Capital Target” shall mean $368,715.
In addition, the following terms have the meanings set forth in the Sections indicated in the table below:

Defined Term	Location of Definition

Adjustment Amount	Section 1.7(a)(i)
Agent Losses	Section 10.1(d)
Agreed Amount	Section 5.5 (b)
Aggregate Merger Consideration Adjustments	Section 1.5(b)
Allocation Spreadsheet	Section 1.6(b)
Applicable Per Share Amounts	Section 5.6(g)
Author	Section 2.10(e)(i)
Certificate of Merger	Section 1.3
Charter Documents	Section 2.2
Claim	Section 5.5(a)
Claim Notice	Section 5.5(a)
Claim Notice Recipient	Section 5.5(a)

Annex-12

Defined Term	Location of Definition
Claimed Amount	Section 5.5(a)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Note Holder Payments	Section 1.9(b)
Closing Statement	Section 1.7(b)
Company	Preamble
Company Assets	Section 2.7(a)
Company Board	Recitals
Company Common Stock	Recitals
Company Databases	Section 2.10(j)(viii)
Company Financial Statements	Section 2.4(a)
Company Fundamental Reps	Section 5.1(a)
Company Indemnitors	Section 5.2(a)
Company IP Form Contracts	Section 2.10(d)
Company Leased Real Property	Section 2.9(b)
Company-Licensed Data	Section 2.10(j)(ix)
Company Material Contracts	Section 2.11(a)
Company-Owned Data	Section 2.10(l)(x)
Company-Owned IP	Section 2.10(e)(i)
Company Preferred Stock	Recitals
Company Series A Preferred Stock	Recitals
Company Series B Preferred Stock	Recitals
Company Series C Preferred Stock	Recitals
Company Stock Certificates	Section 1.10(c)
Confidential Information	Section 2.10(e)(ii)
Contest	Section 9.2
Contested Amount	Section 5.5(b)
Deductible	Section 5.3(a)
DGCL	Recitals
Difference	Section 1.7(e)
DMCA	Section 2.10(n)
Disclosure Schedule	Article 2 Preamble
Dispute	Section 1.7(c)
Dispute Period	Section 5.5(b)
Disregarded Shares	Section 1.5(a)(i)
Dissenting Shares	Section 1.10(a)
Effect	Definition of “Company Material Adverse Effect”
Effective Time	Section 1.3
Escrow Account	Section 6.1
Escrow Agent	Section 6.1
Expiration Date	Section 5.1(a)

Annex-13

Defined Term	Location of Definition
Further Information Notice	Section 5.5(c)
Grant Date	Section 2.3(b)
Initial Distribution Date	Section 6.2(a)
Initial Distribution Date Amount	Section 6.2(a)
Letter of Transmittal	Section 1.11(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.7
NASDAQ	Section 3.9
Note Holder Escrow Amount	Section 1.9(b)
Note Holder Joinder Agreement	Recitals
Objections Statement	Section 1.7(c)
Order	Section 2.10(j)(iv)
Other Holders	Section 4.6(c)
Parachute Payments	Section 9.5
Parent	Preamble
Parent Board	Recitals
Parent Cap	Section 5.3(c)
Parent Disclosure Schedule	Article 3 Preamble
Parent Incentive Plan	Section 3.6(a)
Parent Financial Statements	Section 3.5(c)
Parent Preferred Stock	Section 3.6(a)
Parent SEC Documents	Section 3.5(a)
Parent Series A Preferred Stock	Section 3.6(a)
Parent Series B Preferred Stock	Section 3.6(a)
Parent Warrants	Section 3.6
Piggyback Registration	Section 4.6(a)
Post-Closing Adjustment	Section 1.7(e)
Post-Initial Distribution Date	Section 6.2(b)
Post-Initial Distribution Date Amount	Section 6.2(b)
Pre-Closing Statement	Section 1.7(a)(i)
Pro Rata	Section 4.6(c)
Registrable Securities	Section 4.6(a)
Registration Rights Holder	Section 4.6(a)
Required Merger Stockholder Votes	Section 2.22
Response Notice	Section 5.5(b)
Seller Party(ies)	Preamble
Six Month Anniversary	Section 4.6(a)
Staff	Section 4.6(d)
Stockholder Joinder Agreement	Recitals
Stockholders’ Agent	Section 10.1(a)

Annex-14

Defined Term	Location of Definition
Surviving Corporation	Recitals
Tax Matter	Section 9.2
Third Party Claims	Section 5.6 Preamble
Trademarks	Definition of “Intellectual Property”
Transaction Expenses	Section 1.8(a)
Unaudited Interim Balance Sheet	Section 2.4(a)
Unaudited Interim Balance Sheet Date	Section 2.4(a)
Underwriters’ Lockup Agreement	Recitals
Works of Authorship	Definition of “Intellectual Property”

Annex-15

Exhibit A-1

Stockholders Party to this Agreement

1.	AmossyKlein Family Holdings, LLLP

2.	Yossi Amossy

3.	Kevin Shone

4.	Stephen Humphreys

5.	Mario Cruz

6.	Integer Investments Ltd

7.	Peter and Irene Baum, as Tenants by the Entirety

{28489228;23}